AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                             REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           WHO? VISION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                               3577                       65-0768968
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)           Classification Code No.)         Identification No.)

                             100 NORTH POINTE DRIVE
                             LAKE FOREST, CA 92630
                                 (949) 837-5353
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                         ALEXANDER G. DICKINSON, Ph.D.
                            CHIEF EXECUTIVE OFFICER
                           WHO? VISION SYSTEMS, INC.
                             100 NORTH POINTE DRIVE
                             LAKE FOREST, CA 92630
                                 (949) 837-5353
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                        Copies of all communications to:

      JAMES A. OUNSWORTH, ESQ.              N. JEFFREY KLAUDER, ESQ.              ROBERT H. STROUSE, ESQ.
    SAFEGUARD SCIENTIFICS, INC.           MORGAN, LEWIS & BOCKIUS LLP            DRINKER BIDDLE & REATH LLP
     800 THE SAFEGUARD BUILDING              2000 ONE LOGAN SQUARE                  1000 WESTLAKES DRIVE
        435 DEVON PARK DRIVE               PHILADELPHIA, PENNSYLVANIA                    SUITE 300
     WAYNE, PENNSYLVANIA 19087                     19103-6993                 BERWYN, PENNSYLVANIA 19312-2409
           (610) 293-0600                        (215) 963-5694                        (610) 993-2213

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ X ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                           |                |    PROPOSED    |    PROPOSED    |
                                           |                |     MAXIMUM    |     MAXIMUM    |
                                           |                |    OFFERING    |    AGGREGATE   |    AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE   |  AMOUNT TO BE  |    PRICE PER   |    OFFERING    |  REGISTRATION
    REGISTERED                             |  REGISTERED(1) |     UNIT(2)    |    PRICE(2)    |       FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.... |    7,475,000   |      $5.00     |   $37,375,000  |     $11,026
---------------------------------------------------------------------------------------------------------------
Subscription Rights(3).................... |       (3)      |       --       |       --       |       --
===============================================================================================================

(1) Includes 650,000 shares which the underwriter has the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.
(3) Evidencing the rights to subscribe for 6,500,000 of the shares of Common Stock described above.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OR AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 16, 1998

P R O S P E C T U S
                                6,825,000 SHARES

                           WHO? VISION SYSTEMS, INC.

                                  COMMON STOCK
             (AND RIGHTS TO ACQUIRE UP TO 6,500,000 OF SUCH SHARES)

                            ------------------------

     Who? Vision Systems, Inc. is granting at no cost to the holders of common shares of Safeguard Scientifics, Inc. transferable rights to purchase shares of our Common Stock. Safeguard stockholders will receive one right for every five
Safeguard common shares that they own as of                 , 1998. Each right
will entitle the holder to purchase one share of our Common Stock at an exercise price of $5.00 per share. We will offer up to 6,500,000 shares of our Common Stock in the rights offering. If any shares remain unsubscribed for after the rights offering, the underwriter will purchase all such shares pursuant to a standby underwriting agreement.

     Certain of our existing stockholders will be selling an additional 325,000 shares of our Common Stock to certain persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.

     The exercise period for the rights will expire at 5:00 p.m., New York City
time, on                      , 1998. You may only exercise your rights if you
purchase at least 20 shares of our Common Stock through such exercise.

                                                        (Continued on next page)
                            ------------------------

     YOU SHOULD CAREFULLY CONSIDER THE INFORMATION REGARDING THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK AND RIGHTS THAT ARE DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================
                      |   ASSUMED  |   UNDERWRITING  |   UNDERWRITING  |                 |
                      |  EXERCISE  |     DISCOUNT    | DISCOUNT PAID BY|     PROCEEDS    |   PROCEEDS TO
                      |     AND    |   PAID BY THE   |     SELLING     |      TO THE     |   THE SELLING
                      | OFFER PRICE|     COMPANY     |   STOCKHOLDERS  |     COMPANY     |   STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------
                      |            |    Min. $0.15   |    Min. $0.15   |    Max. $4.85   |    Max. $4.85
Per Share............ |    $5.00   |    Max. $0.35   |    Max. $0.35   |    Min. $4.65   |    Min. $4.65
-----------------------------------------------------------------------------------------------------------
                      |            | Min. $ 975,000  |  Min. $ 48,750  | Max. $31,525,000| Max. $1,576,250
Total................ | $34,125,000| Max. $2,275,000 |  Max. $ 48,750  | Min. $30,225,000| Min. $1,576,250
-----------------------------------------------------------------------------------------------------------
Total with Over-      |            | Min. $ 975,000  |  Min. $276,250  | Max. $31,525,000| Max. $4,598,750
  Allotment.......... | $37,375,000| Max. $2,275,000 |  Max. $276,250  | Min. $30,225,000| Min. $4,598,750
===========================================================================================================

     The minimum underwriting discount assumes that all rights granted in the rights offering are exercised and reflects the payment of a financial advisory fee to the underwriter equal to 3% of the exercise price on the 6,825,000 shares sold in this offering. In such a case, the minimum underwriting discount would yield the maximum proceeds to us. The maximum underwriting discount assumes that none of the rights granted in the rights offering are exercised and reflects the payment of an underwriting discount of 4% of the exercise price on the 6,500,000 shares which would then be purchased by the underwriter plus an additional 3% financial advisory fee on all of the 6,825,000 shares offered hereby. In such a case, the maximum underwriting discount would yield the minimum proceeds to us.

     The last row of the table assumes that the underwriter has exercised its option granted by the selling stockholders to purchase an additional 650,000 shares of our Common Stock. The exercise of the over-allotment option would yield additional proceeds to the selling stockholders and would require the payment by the selling stockholders of both a 4% underwriting discount and a 3% financial advisory fee on such shares.

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

              THE DATE OF THIS PROSPECTUS IS                , 1998

                               [GRAPHIC APPEARS HERE]

(Continued from cover page)

     Once you exercise a right and we accept the exercise, you may not withdraw the exercise. The shares of our Common Stock that are sold in the rights offering will come from the shares being issued by us. If shares remain unsubscribed for after the end of the rights exercise period, the first 300,000 of such shares will be offered by us to certain other persons. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies. All shares not purchased by such persons after this offer and all unsubscribed shares in excess of 300,000 will be purchased by the underwriter pursuant to a standby underwriting agreement.

     There is no minimum number of shares that must be subscribed for in the rights offering for it to be completed. The number of rights that will be granted to the holders of Safeguard common shares is based upon the number of
Safeguard common shares that are outstanding on                , 1998. If there
are fewer than 32,500,000 Safeguard common shares outstanding on
               , 1998, we will grant fewer than 6,500,000 rights in the rights offering. If fewer than 6,500,000 rights are granted, we will offer the shares subject to the rights which were not granted to Safeguard stockholders to certain persons selected by us at a purchase price of $5.00 per share. In any event, all of the 6,500,000 shares of our Common Stock offered in the rights offering will be sold. However, this offering may be canceled by the underwriter if certain conditions are not satisfied. In that event, if you have made any payments to the rights agent, ChaseMellon Shareholder Services, L.L.C., the full amount of your payments will be promptly returned to you.

     We will not receive any proceeds from the sale of shares by the selling stockholders. After the completion of this offering, the selling stockholders together will own approximately 34.0% of our Common Stock.

     We have filed a Registration Statement with the SEC covering the rights and the shares of Common Stock. Before this offering, our Common Stock has not been listed on any stock exchange or The Nasdaq Stock Market. We have filed an application to have the rights and our Common Stock approved for quotation on the Nasdaq National Market under the symbols "WHOVR" and "WHOV," respectively, and our Common Stock approved for quotation on the Nasdaq National Market on a when-issued basis during the rights exercise period under the symbol "WHOVV."

     The underwriter may engage in transactions involving the rights and the Common Stock during and after the rights exercise period. As a result, the underwriter may realize profit in addition to the underwriting compensation received for its participation in this offering. If there are shares of Common Stock that are not purchased pursuant to the exercise of rights before the rights expiration date, the underwriter will be obligated to purchase all of the remaining shares from us. We expect that we will deliver any remaining shares on
or about                , 1998 at the offices of Robert W. Baird & Co.
Incorporated in Milwaukee, Wisconsin.

     After this offering, we intend to send to all of our stockholders annual reports containing financial statements that have been examined and reported upon with an opinion expressed by the Company's independent auditors.

     We have filed an application to register TactileSense(Trademark) as a trademark with the U.S. Patent and Trademark Office. All other product names referred to herein are the property of their respective owners.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING INITIATING BIDS OR EFFECTING PURCHASES ON THE NASDAQ NATIONAL MARKET FOR THE PURPOSE OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the underwriter's over-allotment option, (ii) assumes an exercise price of $5.00 per share, (iii) assumes conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock (the "Preferred Stock") into shares of Common Stock and
(iv) gives effect to the increase in the number of shares of capital stock authorized for issuance that was effected on May 21, 1998. Unless the context otherwise indicates, Who? Vision Systems, Inc. is referred to herein as "Who? Vision" or the "Company."

                                  THE COMPANY

     Who? Vision is a technology company focused on the development of fingerprint identification technologies. The Company has designed and developed TactileSense(Trademark), a proprietary fingerprint identification technology, and intends to manufacture and distribute fingerprint identification products based upon this technology through strategic partners for use in a wide variety of applications in which positive identification of a specific individual is desired. The Company's patent-pending technology, a recently-developed polymeric sensor, generates a high resolution image of an individual's fingertip that is converted into a digital image and compared against a previously stored fingerprint to verify a person's identity. The Company believes that its TactileSense technology enables it to create a highly reliable, small-sized and cost-effective solution that, for the first time, will promote the widespread integration of fingerprint identification devices into numerous commercial mass market products.

     The Company is focusing its initial commercialization efforts for its TactileSense products on the computer network security market. According to an April 1998 report by Dataquest, a technology market research firm, the worldwide installed base of personal computers and office workstations ("PCs") totaled more than 270 million in 1997, with new computer purchases exceeding 80 million in 1997 and projected to increase at a compound annual growth rate of approximately 15% from 1997 to 2002. Of the 80 million PCs shipped in 1997, Dataquest estimates that approximately 75% were used in professional environments. In the workplace, the shift to distributed computer networks has led to a dramatic increase in the number of users sharing computer resources and communicating over local and wide area networks and public networks such as the Internet. Employers are increasingly finding that they must provide employees with remote access to corporate networks and maintain open and direct electronic links to outside strategic suppliers, customers and business partners, all of which place the business' intellectual property and proprietary data at risk. Today, personal identification numbers ("PINs") and passwords are the most common substitute for identifying individuals in computer network applications. PINs and passwords, however, are inherently insecure because they are either easy to decode, or difficult to remember and consequently are often written down, subjecting them to theft. In addition to providing only limited security, PINs and passwords are also costly to administer. A recent industry study commissioned by the Company estimated that the cost to maintain a password can total several hundred dollars per PC annually, depending on the particular characteristics of the industry. In addressing the computer network security market, the TactileSense product is expected to be sold (i) as a separate standalone attachment to existing PCs, (ii) as a value-added product feature embedded into newly manufactured PC keyboards, monitors and other peripherals or
(iii) directly to PC manufacturers for inclusion as a base or optional product feature. The Company believes that initial demand within the computer network security market will come from the healthcare and financial services industries. Consequently, the Company, through its strategic partners, is developing relationships with leading companies.

     Who? Vision has formed, and intends to form, strategic alliances with leading manufacturers and distributors in order to maintain its focus on advancing its core fingerprint identification technology and expedite its entry into selected markets. Who? Vision has entered into strategic alliances with SPOT Technology, Inc. and SPOT, Inc. (collectively, "SPOT"), subsidiaries of Mag Technology Co., Ltd. ("MAG"), for the high-volume manufacture and distribution of its TactileSense fingerprint sensors. Based in Taiwan, MAG is a leading computer monitor manufacturer, supplying products to major retail outlets and PC manufacturers worldwide including Wal-Mart Stores, Inc., CompUSA, Inc. and Gateway 2000, Inc. In addition, Who? Vision has formed a strategic alliance with Silitek Corporation ("Silitek"), a Taiwanese manufacturer and distributor of computer peripherals and one of the top three keyboard manufacturers in the world, whose customers include Dell Computers, Inc., Hewlett-Packard Company and Compaq Computer Corporation. The Company believes that its strategy of entering into strategic alliances to secure its manufacturing and distribution functions will (i) allow for rapid penetration of targeted markets, (ii) provide significant cost benefits due to the manufacturing scale and volume purchasing advantages possessed by its strategic partners and (iii) mitigate the potential risks associated with such activities by working with strategic partners that have proven manufacturing and distribution capabilities.

     Who? Vision believes that its patent-pending fingerprint identification technology possesses several characteristics that collectively give it a competitive advantage over alternative technologies and will allow its technology to be incorporated into numerous commercial applications. These characteristics include:

o LOW COST. The TactileSense technology's low material cost and relatively simple manufacturing process enable it to be produced and sold at a price point that will promote widespread commercial adoption.

o SMALL SIZE. The TactileSense device's small size will enable it to be incorporated into numerous commercial applications, including computer peripherals such as keyboards and monitors, and directly into laptop computers and cellular phones.

o HIGH RELIABILITY MATCHING. The TactileSense technology effectively overcomes fingerprint image problems caused by dry skin and extraneous ambient light sources.

o ANTI-FRAUD CAPABILITY. The TactileSense technology is capable of consistently distinguishing real fingers from the artificial replicas that can fool existing optical fingerprint sensors.

o DURABILITY. The TactileSense material is coated with a protective polymer material to ensure its durability. Additionally, TactileSense's silicon sensor does not come into contact with the finger surface, thereby avoiding exposure to electrostatic discharge which can cause damage to direct-contact silicon-based sensors.

o LOW POWER CONSUMPTION. The ability to operate without an external light source and to enter into a low power "idle" mode allows TactileSense products to be energy efficient and therefore makes it advantageous for power sensitive applications such as laptop computers and cellular phones.

     The need for a reliable method of positive identification exists in a wide variety of commercial and noncommercial applications. Consequently, the Company intends to pursue several additional market opportunities for its TactileSense product beyond the computer network security market, such as consumer electronic security and access control applications. Potential noncomputer consumer electronic security applications include integration into cellular phones, cable set-top boxes, point-of-sale devices and other high-value personal or commercial electronic systems. As a result of the small size and low power consumption of the TactileSense device, the Company believes that it is particularly well-positioned to pursue cellular phone applications and that such applications will present a significant market opportunity. Potential access control applications may range from simple applications, such as replacing standard door locks, to more advanced applications, such as automotive and building security systems. The Company believes these markets will be significant and intends to devote time and resources to developing these application markets, and in particular those that it considers to possess high-value and involve early technology adopters.

     The Company was incorporated in the State of Delaware on June 30, 1997. From May 1, 1997 through June 29, 1997, the Company operated as a division of XL Vision, Inc. ("XL Vision"). The Company's principal executive offices are located at 100 North Pointe Drive, Lake Forest, California 92630 and its telephone number is (949) 837-5353.
                                       4

                                  THE OFFERING

Description of the Rights
  Offering.......................   If you hold Safeguard common shares on
                                             , 1998, you will receive one right
                                    to purchase our Common Stock for every five
                                    Safeguard common shares you own. Fractional rights will be rounded up to the next whole number in determining the number of rights to be issued to Safeguard stockholders. Each right entitles you to purchase one share of our Common Stock at a purchase price of $5.00. You must own at least 20 rights to be eligible to exercise your rights. In other words, if you own fewer than 96 Safeguard common shares, you will receive fewer than 20 rights and you will not be eligible to exercise your rights unless you purchase additional rights in the market. We are offering up to 6,500,000 shares of our Common Stock for purchase through the exercise of rights.

The Exercise Price of the
  Rights.........................   If you wish to exercise your rights to
                                    purchase our Common Stock, the purchase
                                    price will be $5.00 per share of Common
                                    Stock.

When You Can Exercise Your
  Rights.........................   The rights will only be exercisable from the
                                    period beginning on          , 1998 and
                                    ending on          , 1998 at 5:00 p.m., New
                                    York City time.

How Your Rights Will be
  Evidenced......................   You will receive certificates that represent
                                    your transferable rights.

Offer of Unsubscribed Shares to
  Other Purchasers...............   We will offer the first 300,000 unsubscribed
                                    shares in the event that not all of the
                                    rights are exercised and any shares of
                                    Common Stock subject to rights that were not distributed to certain persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.

Obligations of the Underwriter...   The underwriter will purchase any shares
                                    offered in the rights offering that have not
                                    been purchased through the exercise of
                                    rights and have not otherwise been sold by
                                    us by          , 1998 at the exercise price,
                                    less a 4% underwriter's discount and a 3% financial advisory fee. The underwriter will then offer these shares to the public.

Number of Shares of Common Stock
  Offered in the Rights
  Offering.......................   We will be selling the 6,500,000 shares
                                    offered in the rights offering.

Offer of Direct Shares to Direct
  Purchasers.....................   The selling stockholders are offering up to
                                    325,000 shares of our Common Stock to
                                    certain persons selected by us. These
                                    persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.

Common Stock to be Outstanding
  After the Offering.............   After this offering, 21,281,579 shares of
                                    Common Stock will be outstanding and 706,425 shares will be issuable upon the exercise of stock options outstanding as of July 10, 1998 (at a weighted average exercise price of $1.54 per share).

How We Intend to Use the
  Proceeds.......................   We will use approximately $4.2 million of
                                    the money received from the sale of our
                                    shares to repay in full our outstanding debt to XL Vision and the remainder for working capital, including product development and sales and marketing, general corporate purposes and capital expenditures. We will not receive any proceeds from the sale of shares by the selling stockholders.

Nasdaq National Market Symbols...   During the period in which you can exercise
                                    your rights, the rights will trade on the Nasdaq National Market under the symbol
                                    "WHOVR" and the Common Stock will trade
                                    under the symbol "WHOVV" on a when-issued basis. After the expiration of the rights period, the Common Stock will trade under the symbol "WHOV."

                         SUMMARY FINANCIAL INFORMATION

                                                 PERIOD FROM        PERIOD FROM
                                                 MAY 1, 1997       JUNE 30, 1997
                                                 (INCEPTION)      (INCORPORATION)     THREE MONTHS
                                                   THROUGH            THROUGH            ENDED
                                                JUNE 29, 1997    DECEMBER 31, 1997   MARCH 31, 1998
                                                -------------    -----------------   --------------
                                                 (DIVISIONAL                          (UNAUDITED)
                                                OPERATIONS(1))
STATEMENT OF OPERATIONS DATA:
  Revenue....................................     $      --         $        --       $         --
  Cost of revenue............................            --                  --                 --
  Operating expenses(2)......................       182,744           2,981,356         11,373,354
  Interest expense...........................         1,216              74,499            154,793
                                                  ---------         -----------       ------------
  Net profit (loss)..........................     $(183,960)        $(3,055,855)      $(11,528,147)
                                                  =========         ===========       ============
  Net profit (loss) subsequent to
     incorporation(1)........................                       $(3,055,855)      $(11,528,147)
                                                                    ===========       ============

  Net profit (loss) per common share
     subsequent to incorporation:(1)(3)
  Basic......................................                       $     (2.46)      $      (2.29)
                                                                    ===========       ============
  Diluted....................................                       $     (2.46)      $      (2.29)
                                                                    ===========       ============

  Weighted average number of common shares
     outstanding.............................                         1,241,467          5,040,127

                                                                        AS OF MARCH 31, 1998
                                                                 ----------------------------------
                                                                      ACTUAL         AS ADJUSTED(4)
                                                                 -----------------   --------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
  Cash........................................................      $     1,258       $ 23,169,292
  Total assets................................................          394,149         23,562,183
  Total indebtedness(5).......................................        6,156,966                 --
  Total stockholders' equity (deficit)........................       (6,206,007)        23,118,993

------------------
(1) Prior to June 30, 1997, the Company operated as a division of XL Vision. See
    Note 1 of the Notes to Financial Statements.

(2) Includes a one-time $10.0 million fee payable for the transfer of technology from XL Vision during the three months ended March 31, 1998. See Note 10 of the Notes to Financial Statements.

(3) See Note 2 of the Notes to Financial Statements for information concerning the calculation of net profit (loss) per common share.

(4) Adjusted to give effect to the sale by the Company of 6.5 million shares of Common Stock, the receipt of approximately $29.3 million in net proceeds from this offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2.3 million and estimated offering expenses of approximately $900,000 (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriter), and the application of the proceeds as set forth in "Use of Proceeds."

(5) Represents outstanding indebtedness owed to XL Vision as of March 31, 1998. As of June 30, 1998, the outstanding indebtedness owed to XL Vision was approximately $4.2 million.

                                  RISK FACTORS

     An investment in the shares of Common Stock and the rights offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as the other information in this Prospectus, before investing in the shares of Common Stock and rights offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.

DEVELOPMENT STAGE COMPANY WITH LIMITED OPERATING HISTORY

     The Company is a development stage enterprise, has no commercialized products or revenues and has a limited operating history. Since the inception of the Company's operations in May 1997 as a division of XL Vision through June 30, 1998, the Company has incurred losses totaling approximately $17.0 million, including a one-time $10.0 million fee related to the purchase of the TactileSense technology from XL Vision. To date, the Company has not made any commercial sales of its products and has never successfully marketed a product. The Company does not anticipate that it will realize any material commercial revenues before the first half of 1999 and, therefore, will continue to incur losses for the foreseeable future. The Company's prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. The Company's success will depend on many factors, including, but not limited to, the timing and rate of adoption of fingerprint identification technologies in markets targeted by the Company, the demand for the Company's products, the degree of competition faced by the Company and the Company's ability to enter into and maintain additional strategic relationships. To address these risks, the Company must, among other things, successfully introduce products and enhancements to products, respond to competitive developments and attract and retain qualified personnel. There can be no assurance that the Company will succeed in addressing any or all of these risks, or that the Company will achieve profitable operations at any time in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON NEW AND UNCERTAIN MARKETS; UNCERTAINTY OF MARKET ACCEPTANCE

     All of the Company's revenues for the foreseeable future are anticipated to be derived from fingerprint identification products. These products represent new technologies, which have not gained widespread commercial acceptance. To date, fingerprint identification products have only been used in limited applications. The expansion of the markets for the Company's products depends on a number of factors, including the cost and reliability of the Company's and its competitors' products, the degree to which a percentage of the population will not be able to use these products, the public perception of the benefits of these products relative to their intrusiveness and customer satisfaction. Public objections have been raised to the use of biometric identification products for some applications on civil liberties grounds and legislation has been proposed that would limit the use of biometric information derived from such products. The Company's future success is dependent upon the development and expansion of markets for biometric fingerprint identification products both domestically and internationally. There can be no assurance that markets will develop for the Company's products. Even if markets develop for biometric fingerprint identification products, there can be no assurance that the Company's products will gain wide market acceptance. A number of factors may affect the market acceptance of the Company's products, including the performance and price of the Company's products compared to competitive products or technologies, the adoption of an industry standard for fingerprint identification applications related to computer network security, the ability of the Company to develop technological innovations and the success of marketing efforts by the Company's partners. If the markets for the Company's products fail to develop or develop more slowly than anticipated or if the Company's products fail to gain wide market acceptance, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business -- Markets."

DEPENDENCE ON PRODUCT INTRODUCTIONS AND TECHNOLOGICAL INNOVATIONS

     The Company's future success will depend upon its ability to develop, introduce and achieve market acceptance of its products on a timely basis that keep pace with technological developments, emerging industry standards and evolving customer requirements. The development of new, technologically-advanced products and product enhancements is a complex, costly and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Any failure by the Company to anticipate or adequately respond to technological developments or end-user requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, financial condition and results of operations. The development cycle for the Company's new products may be significantly longer than the Company's historical product development cycle or than that anticipated by the Company, resulting in higher development costs or a loss in market share. If the Company is unable, for technological or other reasons, to develop, introduce and sell its products in a timely manner, the Company's business, financial condition and results of operations will be materially adversely affected. In addition, because a number of the Company's fingerprint identification products will be incorporated into systems marketed by other companies, or will be co-marketed together with other products sold by other companies, the failure to introduce products in a timely manner may cause such companies to seek alternative suppliers or marketing partners. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace the Company's products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, new product introductions may contribute to fluctuations in quarterly operating results or result in the early obsolescence of the Company's products. If the Company's products have reliability or quality problems, the Company may experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense. There can be no assurance that the Company will be successful in developing and marketing products or product enhancements on a timely basis, if at all, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that any of its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance.

NEED TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS

     The Company does not intend to establish its own manufacturing or distribution capabilities. Therefore, a significant business strategy of the Company is to enter into strategic or other similar collaborative relationships for the manufacture, marketing and distribution of its products. There can be no assurance that the Company will be able to enter into or maintain strategic relationships on commercially reasonable terms, if at all. If the Company is unable to enter into strategic relationships or maintain its strategic relationships, it will be required to devote substantially greater resources than anticipated to the manufacture, distribution, sale and marketing of its products. Furthermore, as a result of the Company's emphasis on these relationships, the Company's success will depend on the ultimate success of the other parties to such relationships, and there can be no assurance that such parties will be able to perform their obligations to the Company's expectations. In addition, there can be no assurance that the other parties to the Company's manufacturing and distribution relationships will not reduce their commitments to the Company at any time in the future. Failure of one or more of the Company's strategic relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances."

     In addition, the Company or its distribution partners will be required to enter into and maintain strategic relationships with software companies for software to be integrated with the Company's products or to develop software packages on their own. There can be no assurance that the Company or its distribution partners will be able to enter into or maintain strategic relationships with companies for such software. The failure to enter into such relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances."

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology and to obtain and enforce patents on the Company's technology. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate or disclose the Company's proprietary technology. The Company has applied for patents with the U.S. Patent and Trademark Office regarding certain aspects of the Company's fingerprint imaging technology and its integration into PCs. The Company has also filed foreign patent applications that correspond to the U.S. patent applications. There can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology. The failure to obtain meaningful protection for its proprietary technology could have a material adverse effect on the Company's business, financial condition and results of operations.

     The computer manufacturing and software industry has experienced a significant amount of litigation regarding patents and other proprietary rights. Any claims of infringement by third parties, with or without merit, could be time-consuming, resulting in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. A determination that the Company is infringing the proprietary rights of others could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Technology."

COMPETITION

     Although the biometric identification product industry has yet to fully develop, the Company anticipates that it will be characterized by intense competition. The Company will generally compete with producers of both non-biometric and biometric methods of restricting access. Non-biometric methods of restricting access, such as keys, tokens, PINs and passwords, will initially compete with the Company's devices. The Company will compete more directly with other biometric methods of restricting access, such as signature verification, voice recognition, iris recognition, facial recognition, hand geometry recognition and retinal scanning. Companies that develop and distribute fingerprint identification devices, such as American Biometric Company, Digital Persona, Inc., Harris Corporation, Identicator, Inc., Identix Incorporated, Siemens AG, ST Microelectronics N.V., Thomson-CSF and Veridicom, Inc., will compete directly with the Company. The Company will face additional competition from other established and emerging companies in each market in which the Company intends to compete. Many of the Company's present and potential competitors have longer operating histories and significantly greater financial, marketing and research resources than those of the Company. The Company expects competition to increase as other companies introduce additional and more competitive products. In order to compete effectively in this environment, the Company must continually be able to develop and market new and enhanced products and market those products at competitive prices. There can be no assurance that the Company will be able to compete effectively in the markets in which it intends to enter. See "Business -- Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     An integral part of the Company's business strategy is to form strategic alliances for the manufacture and distribution of its products with third parties, including foreign corporations. Two of the Company's strategic partners are located in the Pacific Rim. See "Business -- Strategic

Alliances." Several countries in this region have recently experienced currency devaluation and/or reduced access to credit. There can be no assurance that the effect of this economic condition on the Company's strategic partners, or the exposure to variations in the respective value of the currency of all of the Company's international partners with that of the U.S. dollar, will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to market and sell its products internationally and, therefore, the sale of its products may be regulated by foreign governmental agencies. The Company does not know the impact of such regulation, if any, on the Company, and there can be no assurance that foreign regulation will not have a material adverse effect on the Company's ability to sell its products in such countries. Additionally, the Company's products are subject to restrictions on export to foreign countries. These restrictions require the Company to obtain a validated export license prior to the sale of its products to purchasers in such countries, thereby making many of the Company's sales to foreign countries subject to the approval of the U.S. Department of Commerce. There can be no assurance that the U.S. Department of Commerce will not mandate more restrictions in the future towards the Company's products or, due to the political or diplomatic climate or for human rights reasons, impose additional restrictions on exports to one or more countries where the Company desires to sell its products. Such a change could adversely affect the Company's ability to sell its products in such countries, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

RISKS ASSOCIATED WITH IMPLEMENTATION OF LARGE SCALE MANUFACTURING CAPABILITIES

     The Company plans to market its products for potentially large volume commercial applications, such as computer network security. The Company is relying on strategic partners for the manufacture and assembly of its products. As a result, the Company's manufacturing partners may be required to fulfill large orders in a short period of time and to implement measures in their manufacturing processes to decrease product costs. The Company's manufacturing partners have not yet demonstrated the ability to manufacture the Company's products on a large scale. There can be no assurance that the Company's manufacturing partners will be able to establish large scale manufacturing and assembling capacity sufficient to fulfill large orders and to decrease manufacturing costs or that the quality of such high volume products will meet customer requirements. Any failure by the Company's manufacturing partners to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "Business -- Strategic Alliances."

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY

     Certain of the components included in the Company's products, including the TactileSense material, are obtained by the Company or the Company's manufacturing partners from a single source or a limited group of suppliers. The partial or complete loss of certain of these sources or the delay in receiving supplies from these sources could result in delays in manufacturing and shipping of products to customers and require the incurrence of development, re-tooling and other costs to establish alternative sources of supply. If the Company is required to seek alternative suppliers, there can be no assurance that the Company will be able to obtain such components within the time frames and cost parameters required by the Company, if at all.

     Any delays resulting from the failure of suppliers to deliver components on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Technology" and "Business -- Manufacturing."

RISKS OF PRODUCT DEFECTS AND FAILURE TO MEET PERFORMANCE CRITERIA; PRODUCT LIABILITY RISK

     Complex products such as those to be offered by the Company may contain undetected or unresolved defects or may fail initially to meet customers' performance criteria when first introduced or as new versions are released. There can be no assurance that defects or performance flaws will not be found in products or versions of products following commercial release or that performance failures will not result, causing loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall. In addition, the failure of products to meet performance criteria could result in delays in recognition of revenue and higher operating expenses during the period required to correct any such defects. There is a risk that, for unforeseen reasons, the Company may be required to repair or replace a substantial number of products in use or to reimburse persons for products that fail to work or meet strict performance criteria. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company does not carry, nor is it intending to procure in the foreseeable future, product liability insurance. The assertion of product liability claims against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends on the continued service of key management, sales, operations and technical personnel, including Alexander G. Dickinson, the Company's Chief Executive Officer, and Tzu-Chiang Hsieh, the Company's Vice President and Chief Operating Officer, and on its continued ability to attract, retain and motivate such personnel. The competition for qualified management, sales, operations, and technical personnel is intense, and there can be no assurance that the Company can retain its key personnel or attract other highly qualified personnel in the future. The failure to attract or retain such persons could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

LIMITED HISTORY OF MANAGEMENT TEAM

     Of the senior executives of the Company, only the Chief Executive Officer and Chief Operating Officer of the Company have been employed by the Company since its incorporation in June 1997. Other members of the Company's senior management have a more limited history with the Company. As a result, the Company's senior management has only worked together as a team for a short period of time. There can be no assurance, therefore, that the Company's senior management will establish an effective working relationship that will facilitate the successful implementation of the Company's business plan. See "Management."

RISKS ASSOCIATED WITH RAPID GROWTH

     To date, the Company has largely been dependent upon XL Vision for accounting, management and administrative resources. The Company is currently in the process of establishing its own corporate infrastructure. If the Company is successful in implementing its business strategy, it may experience a period of rapid growth and expansion which could place significant additional demands on the Company's corporate infrastructure. The failure by the Company's management team to manage this potential growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO GOVERNMENT REGULATION

     Third-party software bundled with the Company's fingerprint identification technologies could contain cryptographic technology which is subject to export controls under U.S. law and applicable foreign government restrictions. All cryptographic products require export licenses from either the U.S. State Department, acting under the authority of the International Traffic in Arms Regulation, or the U.S. Department of Commerce, acting under the authority of the Export Administration Regulations. The U.S. government generally limits the export of software with encryption capabilities to mass marketed software with limited key sizes, which could affect the Company's international competitive position or results of operations.

     The Director of the U.S. Federal Bureau of Investigation has asked Congress to enact legislation that would require manufacturers of encryption products to incorporate key escrow and recovery capabilities into their products for both domestic and international use, thereby allowing law enforcement officials to gain access to decryption keys for the purposes of decoding messages relating to illegal activities, subject to constitutional due process safeguards. There can be no assurance that this or other similar measures will not in the future become law in the United States or other countries, and the Company cannot predict what effect any such law would have on its domestic or international competitive position or on its business, financial condition and results of operations.

     A bill has recently been proposed in California, which would limit any person, business or institution from collecting or sharing biometric information, such as fingerprint information. The bill, if enacted, will limit a company's ability to create a database of fingerprints and therefore may adversely affect the demand in California for certain products which incorporate the Company's technology. In addition, other states may enact legislation which restricts the use and dissemination of data derived from biometric products, which could have a material adverse effect on the Company's ability to commercialize its products in such markets. See "Business -- Governmental Regulation."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

     Notwithstanding the receipt of the net proceeds from this offering, the Company may require additional capital to finance its growth and its marketing and research and development projects beyond the next 18 months. The Company's capital requirements will depend on many factors including, but not limited to, the demand for the Company's products and the timing of and extent to which such products achieve market acceptance, the timing of and extent to which the Company invests in new technology, the Company's general and administrative and new product development expenses, the extent to which competitors are successful in developing their own products and increasing their own market share and brand awareness, the success of the Company's strategic relationships, the costs involved in maintaining and enforcing intellectual property rights, the level and timing of revenues, the available borrowings under line of credit arrangements and other factors. To the extent that resources are insufficient to fund the Company's activities, the Company may need to raise additional funds through public or private financing (including the issuance of equity securities), strategic relationships or other arrangements. The Company currently does not have any such arrangements in place. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, if at all. Strategic relationships that provide funding to the Company may require the Company to relinquish rights to certain of its technologies or products. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its development activities or license to third parties the right to commercialize products or technologies that the Company would otherwise seek to commercialize itself. After this offering, the Company will not have arrangements with any financial institution for funding. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company by its then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL BY PRINCIPAL STOCKHOLDERS

     After the completion of this offering, XL Vision, Safeguard, Technology Leaders I, and Technology Leaders II (collectively, the "Principal Stockholders"), will beneficially own in the aggregate approximately 43.0% of the Company's outstanding Common Stock. In addition, officers of the Principal Stockholders will own an additional 8.4% of the outstanding Common Stock (before the exercise of any rights they may receive in this offering). As a result, such stockholders will collectively have the voting power to substantially control the election of the Company's entire Board of Directors and all matters requiring stockholder approval. See "Management -- Executive Officers and

Directors," "Management -- Certain Relationships," "Principal and Selling Stockholders," "Certain Transactions" and "Shares Eligible for Future Sale."

BROAD DISCRETION IN APPLICATION OF NET PROCEEDS

     The Company intends to use the net proceeds from this offering to repay certain indebtedness and for working capital, including product development and sales and marketing, general corporate purposes and capital expenditures. Other than the repayment of debt, the Company has not specifically allocated the remaining net proceeds of approximately $25.1 million (as of June 30, 1998) for any particular uses. Accordingly, the specific uses for a substantial portion of the net proceeds will be at the complete discretion of the Board of Directors of the Company and may be allocated from time to time based upon a variety of circumstances. There can be no assurance that the Company will deploy such funds in a manner that will enhance the financial condition of the Company. See "Use of Proceeds."

BENEFITS OF OFFERING TO CURRENT STOCKHOLDERS

     This offering will provide significant benefits to the current stockholders of the Company, including the creation of a public market for the Common Stock and the receipt of proceeds from the sale of Common Stock in this offering by the selling stockholders. As a result, the Company's current stockholders will generally have greater liquidity with respect to their investment in the Common Stock and their holding of Common Stock will potentially have a greater value. Furthermore, the Company intends to use approximately $4.2 million of the estimated net proceeds to the Company to repay loans from XL Vision, a selling stockholder in this offering. The Principal Stockholders and the Company's other executive officers and directors will beneficially own approximately 10.5 million shares of Common Stock after completion of this offering. Based on the exercise price of $5.00, such shares owned will have an aggregate market value of approximately $52.7 million. See "Use of Proceeds," "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."

RISKS ASSOCIATED WITH RELATED PARTY TRANSACTIONS

     The Company began operations in May 1997 as a division of XL Vision. Historically, the Company has been managed to a great extent by members of XL Vision's management and receives services from XL Vision pursuant to an administrative services agreement. After this offering, XL Vision will own approximately 7.4% of the Company's outstanding capital stock. In addition, a member of the Company's Board of Directors is also an officer and director of XL Vision. XL Vision will therefore have the ability to influence the management of the Company. In July 1998, the Company entered into a value-added reseller agreement with Integrated Visions, Inc., a subsidiary of XL Vision ("Integrated Visions"). There can be no assurance that such terms are at least as favorable as terms that the Company may have been able to negotiate for a similar agreement with an unrelated third party. In the future, the Company may enter into additional agreements with Integrated Visions or other affiliates of XL Vision. There can be no assurance that such agreements will be negotiated at arms-length or on terms at least as favorable as if they had been negotiated with unrelated third parties. See "Business -- Strategic Alliances" and "Certain Transactions."

DILUTION

     The average price per share paid upon the original issuance by the Company of Common Stock as of March 31, 1998 was $0.64. Purchasers of the Common Stock of the Company offered hereby will suffer an immediate and substantial dilution of $3.83 as of March 31, 1998 in the net tangible book value per share of the Common Stock from the exercise price of the rights and the offering price for the shares of Common Stock offered hereby. See "Dilution."

REQUIREMENTS FOR LISTING SECURITIES ON THE NASDAQ NATIONAL MARKET; APPLICATION OF THE PENNY STOCK RULES

     The Company has filed an application for listing of the Common Stock and rights (the "Listed Securities") on the Nasdaq National Market. If the Company is unable to maintain the standards for continued listing, the Listed Securities could be subject to delisting from the Nasdaq National Market. Trading, if any, in the Listed Securities would thereafter be conducted on the Nasdaq Small Cap Market. If, however, the Company did not meet the requirements of the Nasdaq Small Cap Market, trading of the Listed Securities would be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or on what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     In addition, if the Company's securities were delisted, they would be subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

     The Securities and Exchange Commission (the "SEC" or the "Commission") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if the Common Stock is determined to be "penny stock," an investor may find it more difficult to dispose of the Company's Common Stock.

NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICES

     Prior to this offering, there has been no public market for the Common Stock or the rights, and there can be no assurance that an active public market will develop or be sustained. The exercise price of the rights and purchase price of the Common Stock has been determined solely by negotiations among the Company, the selling stockholders and the underwriter and does not necessarily reflect the price at which shares of Common Stock may be sold in the public market during or after this offering. See "The Offering -- Why We are Selling Shares Through a Rights Offering" for a discussion of the factors considered in determining the exercise price. The public markets, in general, have from time to time experienced extreme price and volume fluctuations, which have in some cases been unrelated to the operating performance of particular companies, and the market for biometric identification and computer network security stocks, such as the Common Stock, can be subject to greater price volatility than the stock market in general. In addition, factors such as announcements of technological innovations, new products by the Company's competitors or other third parties, potential litigation, strategic alliances of the Company's competitors, the status of the Company's patent applications, regulatory action and market conditions in the biometric identification and computer network security industries may have a significant impact on the market price of the Common Stock.

CANCELLATION OF RIGHTS OFFERING

     If the conditions precedent to the sale of shares of Common Stock to the underwriter, set forth in the standby underwriting agreement entered into by the Company, the selling stockholders and the underwriter (the "Standby Underwriting Agreement"), are not satisfied, the underwriter may elect, on or before the sixth business day after the Expiration Date (the "Closing Date"), to cancel the rights offering and the Company and the selling stockholders will not have any obligations with respect to the rights except to return, without interest, any payment received in respect of the exercise price. See "Underwriting." The Company has been advised by the NASD that trades in the rights and the when-issued shares of Common Stock in the market would be canceled if the rights offering is not consummated.

SHARES ELIGIBLE FOR FUTURE SALE

     A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding stock options will become eligible for future sale in the public market at various times. In addition to the factors affecting the stock market in general and the market for the Common Stock discussed above, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 21,281,579 shares of Common Stock outstanding, excluding 706,425 shares of Common Stock subject to stock options outstanding as of July 10, 1998 and any stock options granted by the Company after July 10, 1998. Of these shares, the Common Stock sold by the Company and the selling stockholders in this offering, except for certain shares described below, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). The remaining 14,456,579 shares of Common Stock (the "Restricted Shares") were sold by the Company in reliance on exemptions from the registration requirements of the Act and are "restricted securities" as defined in Rule 144 under the Act ("Rule 144") and may not be sold in the absence of registration under the Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701 ("Rule 701") under the Act. Without considering the contractual restrictions described below, (i) 1,250 Restricted Shares will be eligible for sale ninety days after the date of this Prospectus, subject to volume and other resale conditions imposed by Rule 144, and (ii) 14,455,329 Restricted Shares will be eligible for future sale subject to the holding period and other conditions imposed by Rule 144. Certain restrictions on shares of Common Stock are applicable to (i) any shares of Common Stock purchased in this offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144, except for the holding period requirements thereunder, and (ii) the shares of Common Stock beneficially owned by the Principal Stockholders all of which, together with the shares of Common Stock beneficially owned by the directors, executive officers and certain other stockholders of the Company are subject to lock-up agreements (the "Lock-Up Agreements") and pursuant to such agreements will not be eligible for sale or other disposition until 180 days after the Expiration Date (the "Lock-Up Expiry Date") without the prior written consent of the underwriter. In addition, the Company has granted certain registration rights to its shareholders whereby they may cause the Company to register shares of Common Stock. See "Shares Eligible for Future Sale."

     It is anticipated that a registration statement (the "Form S-8 Registration Statement") covering the Common Stock that may be issued pursuant to the exercise of options awarded by the Company will be filed and become effective prior to the Lock-Up Expiry Date, and that shares of Common Stock that are so acquired or offered thereafter pursuant to the Form S-8 Registration Statement generally may be resold in the public market without restriction or limitation. Subject to the provisions of any Lock-Up Agreement, shares of Common Stock may be resold in the public market beginning 90 days after the date of this Prospectus pursuant to Rule 701(i) by persons who are not affiliates of the Company without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144 and (ii) by affiliates of the Company without compliance with the holding period requirements of Rule 144. See "Management -- Equity Compensation Plan," "Shares Eligible for Future Sale -- Stock Options" and "Underwriting."

POSSIBLE ISSUANCES OF PREFERRED STOCK

     Shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. The Company has no present plans to issue any shares of preferred stock and all shares of the Company's preferred stock which are currently outstanding will be converted to Common Stock prior to the consummation of this offering. See "Description of Capital Stock -- Preferred Stock."

NO DIVIDENDS

     To date, the Company has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not expect to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                  THE OFFERING

WHY WE ARE SELLING SHARES THROUGH A RIGHTS OFFERING

     We have agreed with Safeguard and the selling stockholders to make a rights offering to holders of Safeguard common shares. This rights offering represents the Company's initial public offering of its securities, although it is different than a traditional public offering in that securities are directed first to Safeguard shareholders and then to the general public. We believe that this rights offering will provide several advantages over a traditional initial public offering. This type of offering gives us the opportunity to offer our Common Stock to investors who, as Safeguard shareholders, already have some knowledge of our business. Our securities will also be distributed to a broader, more stable shareholder base and underwriting discounts and commissions will be less than if we pursued a traditional initial public offering. In addition, Safeguard supports this type of rights offering because it affords its shareholders the opportunity to purchase shares before the shares are offered to the general public.

     We determined the exercise price through negotiations with the selling stockholders and the underwriter. In making this determination, we considered such factors as our future prospects and historical financial data, our industry in general and our position in the industry; market valuations of the securities of companies engaged in activities similar to ours; the quality of our management team; and the advice of our underwriter. We will also obtain two independent appraisals to further support the determination of the final exercise and offering price.

YOU CAN EXERCISE OR SELL YOUR RIGHTS

     Until             , 1998, you may purchase one share of our Common Stock
for each right you receive, or you may sell your rights in the market. However, you may not exercise rights for fewer than 20 shares of Common Stock in a single account, unless you have previously exercised rights for at least 20 shares in the same account and you provide a letter to ChaseMellon stating that you have already exercised at least 20 rights. If you hold Safeguard common shares in multiple accounts, you must meet the minimum purchase requirement for each account. You may, however, consolidate your rights into one account. If you receive fewer than 20 rights, you should consider purchasing enough additional rights to be eligible to exercise your rights or selling your rights in the market. You should consult with your regular investment advisor and carefully consider your alternatives.

IF THE NUMBER OF SAFEGUARD COMMON SHARES YOU OWN IS NOT DIVISIBLE BY FIVE

     If the number of Safeguard common shares you own is not evenly divisible by five, we will round up to the next highest whole number in calculating the number of rights that you are entitled to receive. For example, if you hold 96 Safeguard common shares, you will receive 20 rights. If you are a nominee for beneficial holders of Safeguard common shares, we will round the number of rights that you will receive based upon the amount held by each beneficial holder individually.

WHEN YOU CAN EXERCISE YOUR RIGHTS

     You can exercise your rights at any time during the period beginning on
            , 1998 and ending at 5:00 p.m., New York City time, on             ,
1998. After that date, you will not be able to exercise or transfer your rights and they will be worthless. We do not intend to honor any rights received for
exercise by ChaseMellon after             , 1998, regardless of when you sent
your rights to ChaseMellon for exercise.

HOW YOU CAN TRANSFER YOUR RIGHTS

     You may transfer all or a portion of your rights by endorsing and delivering to ChaseMellon (at the addresses set forth below) your rights certificate. You must properly endorse the certificate for transfer, your signature must be guaranteed by a bank or securities broker and your certificate must be accompanied by instructions to reissue the rights you want to transfer in the name of the person purchasing the rights. ChaseMellon will reissue certificates for the transferred rights to the purchaser, and will reissue a certificate for the balance, if any,
to you if it is able to do so before             , 1998. You will be responsible
for the payment of any commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of your rights. We believe that a market for the rights may develop during the period in which the rights may be exercised. To facilitate the market, we have applied with the Nasdaq National Market to have the rights approved for
quotation for the period             , 1998 through             , 1998. We have
reserved "WHOVR" as the Nasdaq symbol under which the rights will trade. If you have any questions regarding the transfer of rights, you should contact ChaseMellon at P.O. Box 3301, South Hackensack, New Jersey 07606, Attention:
Reorganization Department, telephone number (800) 223-6554.

HOW YOU CAN EXERCISE YOUR RIGHTS

     On             , 1998, ChaseMellon transferred a significant majority of
the rights to The Depository Trust Company, which, in turn, will credit the rights, in its normal course of handling this type of transaction, to the accounts of the participants (including brokers and dealers, banks, trust companies and clearing corporations) for whom it holds Safeguard common shares. The remainder will be transferred as soon as possible thereafter. You may exercise your rights by completing and signing the election to purchase form that appears on the back of each rights certificate. You must send the completed and signed form, along with payment in full of the exercise price for all shares that you wish to purchase to ChaseMellon. ChaseMellon must receive these
documents and the payment by 5:00 p.m., New York City time, on             ,
1998. We do not intend to honor any exercise of rights received by ChaseMellon after that date.

     We will, however, accept your exercise if ChaseMellon has received full payment of the exercise price for shares to be purchased through the exercise of rights and has received a letter or telegraphic notice from a bank, trust company or member firm of the New York Stock Exchange or the American Stock Exchange setting forth your name, address and taxpayer identification number, the number of shares you wish to purchase and guaranteeing that a properly completed and signed election to purchase form will be delivered to ChaseMellon
by 5:00 p.m., New York City time, on             , 1998. If the properly
executed documents are not received by 5:00 p.m. on             , 1998, we do
not intend to accept your subscription.

     We suggest, for your protection, that you deliver your rights to ChaseMellon by overnight or express mail courier. If you mail your rights, we suggest that you use registered mail. If you wish to exercise your rights, you should mail or deliver your rights and payment for the exercise price to ChaseMellon as follows:

         By Mail:                  By Hand:                     By Overnight:

ChaseMellon Shareholder        ChaseMellon Shareholder      ChaseMellon Shareholder
Services, L.L.C.               Services, L.L.C.             Services, L.L.C.
Reorganization Department      Reorganization Department    Reorganization Department
P.O. Box 3301                  120 Broadway -- 13th         85 Challenger Road,
South Hackensack, NJ 07606      Floor                       Mail Drop Reorg.
                               New York, NY 10271           Ridgefield Park, NJ 07660

     You must pay the exercise price in U.S. dollars by cash, check or money order payable to the "Safeguard Escrow Account." Until this offering is closed, your payment will be held in escrow by ChaseMellon, who will serve as the escrow agent of the Safeguard Escrow Account.

     ChaseMellon will deliver certificates to you representing the Common Stock
purchased through the exercise of rights by             , 1998. Until that date,
ChaseMellon will hold all funds received in payment of the exercise price in escrow and will not deliver any funds to us or to the selling stockholders until the shares of Common Stock have been issued.

     If you are a broker or depository who holds Safeguard common shares for the account of others and you receive rights certificates for the account of more than one beneficial owner, you should provide copies of this Prospectus to the beneficial owners. You should also carry out their intentions as to the exercise or transfer of their rights.

     Safeguard will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). The acceptance of subscription forms and the exercise price also will be determined by Safeguard. Alternative, conditional or contingent subscriptions will not be accepted. Safeguard reserves the absolute right to reject any subscriptions not properly submitted. In addition, Safeguard may reject any subscription if the acceptance of the subscription would be unlawful. Safeguard also may waive any irregularities (or conditions) in the subscription of shares of Common Stock, and its interpretation of the terms (and conditions) of the rights offering shall be final and binding.

     If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not,
however, be allowed to cure any defect later than             , 1998. We are not
obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived. If your exercise is rejected, your payment of the exercise price will be promptly returned by ChaseMellon.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

     If you wish to receive additional copies of this Prospectus or additional information concerning this offering, you should contact Catherine Laboe at Robert W. Baird & Co. Incorporated, telephone number (414) 298-7647.

EXPECTED EXERCISE OF RIGHTS BY SAFEGUARD CEO

     Warren V. Musser, the Chairman and Chief Executive Officer of Safeguard, or his assignees, is expected to exercise all rights distributed to him. As a result, he (or his assignees) is expected to acquire approximately 560,000 shares of our Common Stock through the rights offering.

WHAT HAPPENS TO THE UNSUBSCRIBED SHARES

     The first 300,000 shares of Common Stock that are not subscribed for at the end of the rights exercise period will be offered at a price of $5.00 per share to persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies. We expect to enter into agreements with these persons to purchase the unsubscribed shares before the end of the rights exercise period. If there are less than 300,000 unsubscribed shares at the end of the rights exercise period, the number of unsubscribed shares offered to each of these persons will be adjusted accordingly.

     To the extent that any unsubscribed shares remain unsold after the offer to these persons, the underwriter will purchase these shares pursuant to the standby underwriting agreement. The underwriter must purchase these shares no
later than             , 1998.

     In connection with this offering, the underwriter will receive a financial advisory fee of 3% of the exercise price for each share of Common Stock being offered in this offering, regardless of whether they purchase any shares in this offering. In addition, if the underwriter purchases any shares in this offering or through the exercise of certain rights that are purchased in the open market under certain circumstances, it may purchase the shares at the exercise price less an underwriting discount of 4% of the exercise price, subject to certain limitations. The underwriter will offer shares of Common Stock purchased by it to the public at prices which may vary from the exercise price. The selling stockholders have granted to the underwriter an option to purchase an additional 650,000 shares of Common Stock to cover over-allotments, if any, during the
20-day period beginning on             , 1998. The underwriter will be entitled
to purchase these over-allotment shares at the exercise price less the 3% financial advisory fee and the 4% underwriting discount. See "Underwriting." We will not receive any proceeds from the sale of any shares of Common Stock by the selling stockholders.

     We intend to supplement this Prospectus after the rights exercise period is over to set forth the results of the rights offering, the transactions by the underwriter during the exercise period, the number of unsubscribed shares purchased, if any, and any resale transactions.

WHAT HAPPENS IF THE RIGHTS OFFERING IS CANCELED

     The underwriter has the right to cancel the rights offering if certain conditions are not satisfied or if certain circumstances exist prior to the closing date of this offering. If you exercise rights and the rights offering is canceled, ChaseMellon will promptly return to you, without interest, any payment received in respect of the exercise price and you will not receive any shares of our Common Stock. Along with the selling stockholders, we have established an escrow account with ChaseMellon to hold funds received prior to the closing date of this offering. The NASD has advised us that trades in the rights and the when-issued shares of Common Stock in the market would be canceled if this offering is not consummated.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences affecting holders of Safeguard common shares receiving rights in this offering. In the opinion of Morgan, Lewis & Bockius LLP, the distribution of the rights by the Company to holders of Safeguard common shares more likely than not will constitute a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be subject to state or local income taxes. Because of the complexity of the provisions of the Code referred to below and because tax consequences may vary depending upon the particular facts relating to each holder of Safeguard common shares, such holders should consult their own tax advisors concerning their individual tax situations and the tax consequences of this offering under the Code and under any applicable state, local or foreign tax laws.

     Safeguard has been advised by Morgan, Lewis & Bockius LLP that, under current interpretations of case law, the Code and applicable regulations thereunder, the federal income tax consequences applicable to holders of Safeguard common shares receiving rights in this offering generally are as follows:

DISTRIBUTION OF RIGHTS TO HOLDERS OF SAFEGUARD SHARES

     The rights, representing the right to acquire shares of Common Stock from the Company, can be considered as constituting "property" within the meaning of
Section 317(a) of the Code. The federal income tax consequences of a distribution of the rights by the Company to holders of Safeguard common shares, as determined under the Code and the regulations thereunder, are as follows: (i) each noncorporate holder of Safeguard common shares will be deemed to have received a distribution from Safeguard, generally taxable as ordinary dividend income, in an amount equal to the fair market value (if any) of the rights, as of the date of distribution, (ii) each corporate holder of Safeguard common shares (other than foreign corporations and S corporations) will be deemed to have received a distribution from Safeguard (generally taxable as a dividend subject to the dividends received deduction for corporations (generally 70%, but 80% under certain circumstances) in an amount equal to the fair market value (if any) of the rights, as of the date of distribution; and (iii) the tax basis of the rights in the hands of each holder (whether corporate or noncorporate) of Safeguard common shares will be equal to the fair market value (if any) of the rights as of the date of distribution. Because of the predominantly factual nature of determining the fair market value, if any, of the rights, Morgan, Lewis & Bockius LLP has expressed no opinion with respect to the fair market value of the rights.

     Since the fair market value of the rights will determine the amount of taxable income deemed received by the holders of Safeguard common shares, the determination of the fair market value of each right as of the date of distribution is critical. The exercise price was determined through arms-length negotiations among the Company, the selling stockholders and the underwriter. Based on these negotiations and the two independent appraisals which have been obtained, Safeguard's Board of Directors believes that the per share value of Common Stock represented by the rights at the date of the commencement of this offering approximates the exercise price and that the rights should have no value for federal income tax purposes. However, the Internal Revenue Service is not bound by this determination. See "The Offering -- Why We Are Selling Shares Through a Rights Offering."

EXERCISE OF RIGHTS

     Holders of rights, whether corporate or noncorporate, will recognize neither gain nor loss upon the exercise of the rights. A holder of rights who receives shares of Common Stock upon the exercise of the rights will acquire a tax basis in such shares equal to the sum of the exercise price paid under this offering and the tax basis (if any) of the holder of rights in the rights.

TRANSFER OF RIGHTS

     The transferable nature of the rights will permit a holder of rights to sell rights prior to exercise. Pursuant to Section 1234 of the Code, a rights holder who sells rights prior to exercise will be entitled to treat the difference between the amount received for the rights and the adjusted tax basis (if any) of the holder of rights in the rights as a short-term capital gain or capital loss, provided that Common Stock subject to the rights would have been a capital asset in the hands of the holder had it been acquired by him. The gain or loss so recognized will be short-term since the rights will have been held for less than 12 months.

NON-EXERCISE OF RIGHTS

     The income tax treatment applicable to holders of rights who fail to exercise or transfer their rights prior to the expiration date also is set forth in Section 1234 of the Code. Holders of rights who allow their rights to lapse are deemed under the Code to have sold their rights on the date on which the rights expire. Since upon such lapse no consideration will be received by a holder of rights, and since the rights will have been held for less than 12 months, a short-term capital loss equal to the tax basis (if any) in the rights will be sustained by the holder on such lapse, provided that Common Stock subject to the rights would have been a capital asset in the hands of the holder had it been acquired by him.

                                USE OF PROCEEDS

     The minimum net proceeds to the Company from the sale of the 6,500,000 shares of Common Stock offered by the Company are estimated to be approximately $29.3 million after deducting estimated offering expenses allocable to and payable by the Company, assuming that none of the rights granted in the rights offering are exercised and that, as a result, 6,500,000 shares of Common Stock are purchased by the underwriter pursuant to the standby underwriting agreement. Estimated offering expenses include the maximum applicable non-accountable expense allowance to the underwriter, a financial advisory fee of 3% of the exercise price and an underwriting discount of 4% of the exercise price. In the event any shares of Common Stock offered hereby are sold pursuant to the exercise of rights, the Company will not be obligated to pay the underwriting discount with respect to such shares and will, therefore, realize an amount of net proceeds greater than approximately $29.3 million. See "The Offering -- What Happens to the Unsubscribed Shares" and "Underwriting."

     The Company intends to use a portion of the net proceeds from this offering to repay in full amounts due to XL Vision. As of June 30, 1998, approximately $4.2 million was due to XL Vision. The amounts due to XL Vision under a note and a loan agreement bear interest at 7.0% and 9.5%, respectively, as of June 30, 1998 and are due in full upon the earlier of the closing of the Company's initial public offering and September 30, 1999. The remainder of the net proceeds will be used for working capital, including product development and sales and marketing, general corporate purposes and capital expenditures. The amounts and the timing of any such use may vary significantly depending upon a number of factors, including the Company's revenue growth, asset growth, cash flow and acquisition activities. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. The Company currently anticipates that the net proceeds received by the Company from this offering, together with cash generated from operations and existing cash balances will be sufficient to satisfy its operating cash needs for at least 18 months from receipt of the proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     To date, the Company has not paid or declared any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying or declaring any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend among other things, on the Company's results of operations, cash flows and financial condition and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION

     The following table sets forth (i) the actual total capitalization of the Company as of March 31, 1998, (ii) the pro forma capitalization after giving effect to the conversion of all shares of Preferred Stock and (iii) the pro forma as adjusted capitalization to reflect the conversion of shares of Preferred Stock, the sale of 6,500,000 shares of Common Stock by the Company pursuant to this offering and the application of the estimated minimum net proceeds of approximately $29.3 million therefrom. This table should be read in conjunction with the financial statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                     AS OF MARCH 31, 1998
                                                          -------------------------------------------
                                                                                        PRO FORMA AS
                                                            ACTUAL      PRO FORMA(1)   ADJUSTED(1)(2)
                                                          -----------   ------------   --------------
Total indebtedness(3)...................................  $ 6,156,966   $ 6,156,966     $        --
Stockholders' equity (deficit)(4):
  Preferred Stock, par value $0.01 per share; 15,000,000
     shares authorized:
     Series A Preferred Stock, 8,300,000 shares
        designated; 8,258,881 shares issued and
        outstanding actual, and no shares issued and
        outstanding pro forma and pro forma as
        adjusted........................................       82,589            --              --
     Series B Preferred Stock, 1,400,000 shares
        designated; no shares issued and outstanding
        actual, pro forma and pro forma as
        adjusted(4).....................................           --            --              --
  Common Stock, par value $0.01 per share; 60,000,000
     shares authorized, and 5,040,698 shares issued and
     outstanding actual, 13,299,579 shares issued and
     outstanding pro forma and 19,799,579 shares issued
     and outstanding pro forma as adjusted(5)...........       50,407       132,996         197,996
Additional paid-in capital(5)...........................    8,428,959     8,428,959      37,688,959
Accumulated deficit.....................................  (14,767,962)  (14,767,962)    (14,767,962)
                                                          -----------   -----------     -----------
     Total stockholders' equity (deficit)...............   (6,206,007)   (6,206,007)     23,118,993
                                                          -----------   -----------     -----------
Total capitalization....................................  $   (49,041)  $   (49,041)    $23,118,993
                                                          ===========   ===========     ===========

------------------
(1) Adjusted to give pro forma effect to the automatic conversion of all shares of Series A Preferred Stock upon consummation of this offering.
(2) Adjusted to give effect to the sale by the Company of 6,500,000 shares of Common Stock and the receipt and application of approximately $29.3 million in net proceeds from this offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2.3 million and estimated offering expenses of $900,000 (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriter).
(3) Represents amounts due to XL Vision as of March 31, 1998. As of June 30, 1998, the outstanding balance owed to XL Vision was approximately $4.2 million.
(4) In May 1998 and June 1998, the Company issued 1,400,000 shares of Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), from the 6,700,000 shares of Preferred Stock authorized and available for issuance, at a purchase price of $3.00 per share. All outstanding shares of Series B Preferred Stock will automatically be converted into an equal number of shares of Common Stock upon consummation of this offering. As a result of the issuance of the 1,400,000 shares, the Company is obligated to issue 7,000 shares of Common Stock pursuant to an existing agreement with The Phoenix Group, Inc. See Note 8 of the Notes to Financial Statements.
(5) Excludes as of March 31, 1998, 283,925 shares of Common Stock issuable upon the exercise of options at a weighted average exercise price of $0.89 per share (none of which were exercisable as of March 31, 1998). In May 1998 and June 1998, an officer of the Company exercised options for 75,000 shares of Common Stock for $85,000. As of July 10, 1998, 706,425 shares of Common Stock were issuable upon the exercise of options at a weighted average exercise price of $1.54 per share (15,625 of which were exercisable as of July 10, 1998). See "Management -- Equity Compensation Plan."

                                    DILUTION

     As of March 31, 1998, the Company had a negative net tangible book value of approximately $6.2 million or $(0.47) per share of Common Stock, after giving effect to the conversion of Series A Preferred Stock into Common Stock. Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets less its total liabilities divided by the total number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after March 31, 1998, other than to give effect to the items described in Note (1) appearing immediately below the following table, the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $23.1 million or $1.17 per share. This represents an immediate increase in such pro forma net tangible book value of $1.64 per share to existing stockholders and an immediate dilution of $3.83 per share to investors purchasing Common Stock at the exercise price in this offering. New stockholders that acquire Common Stock from the underwriter at a price greater than the exercise price will experience greater dilution. The following table illustrates this per share dilution in net tangible book value:

Exercise price..............................................           $5.00
  Net tangible book value per share as of March 31, 1998....  $(0.47)
  Increase per share attributable to new stockholders(1)....    1.64
                                                              ------
Pro forma net tangible book value per share as of
  March 31, 1998............................................            1.17
                                                                       -----
Dilution per share to new stockholders(2)...................           $3.83
                                                                       =====

------------------
(1) Reflects the automatic conversion of all outstanding shares of Preferred Stock, the sale by the Company of 6,500,000 shares of Common Stock and the receipt of approximately $29.3 million in net proceeds from this offering after deducting the maximum total underwriting discount with respect to such shares of approximately $2.3 million and estimated offering expenses of $900,000 (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriter).
(2) In May 1998 and June 1998, the Company issued 1,400,000 shares of Series B Preferred Stock at a purchase price of $3.00 per share and issued 75,000 shares of Common Stock to an officer of the Company upon the exercise of stock options. As a result of the transactions, the Company was obligated to issue 7,000 shares of Common Stock pursuant to an existing agreement with The Phoenix Group, Inc. See Note 8 of the Notes to Financial Statements. Assuming that the 1,400,000 shares of Series B Preferred Stock, the 75,000 shares of Common Stock and the 7,000 shares of Common Stock issuable to The Phoenix Group, Inc. were issued on March 31, 1998, dilution per share to new stockholders would be $3.71.

     The following table sets forth, on an adjusted basis as of March 31, 1998, the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid upon original issuance to stockholders prior to this offering and by new investors before deducting the underwriters' compensation and estimated offering expenses:

                                    SHARES PURCHASED        TOTAL CONSIDERATION(1)
                                 -----------------------   ------------------------   AVERAGE PRICE
                                   NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE   PER SHARE(1)
                                 ----------   ----------   -----------   ----------   -------------
Existing stockholders(2)(3)....  13,299,579      67.2%     $ 8,561,955      20.9%         $0.64
New stockholders...............   6,500,000      32.8       32,500,000      79.1           5.00
                                 ----------     -----      -----------     -----
  Total........................  19,799,579     100.0%     $41,061,955     100.0%          2.07
                                 ==========     =====      ===========     =====

------------------
(1) Reflects gross consideration from the issuance of stock, and therefore does not reflect deductions for stock issuance costs, underwriting discounts and offering expenses.
(2) Assuming that the 1,400,000 shares of Series B Preferred Stock and the 75,000 shares of Common Stock issued in May 1998 and June 1998 and the 7,000 shares of Common Stock issuable to The Phoenix Group, Inc. were issued on March 31, 1998, the number of shares purchased, total consideration and average price per share would have been (a) 14,781,579 shares, $12,860,955 and $0.87 per share, respectively, to existing stockholders, and (b) 21,281,579 shares, $45,360,955 and $2.13 per share, respectively, total. See
    Note 8 of the Notes to Financial Statements.
(3) Excludes options to purchase 283,925 shares of Common Stock outstanding as of March 31, 1998, at a weighted average exercise price of $0.89 per share. As of July 10, 1998, 706,425 shares of Common Stock were issuable upon the exercise of options at a weighted average exercise price of $1.54 per share, and the Company had an additional 868,575 shares of Common Stock available for future grants and other issues under its Equity Compensation Plan.

     The foregoing tables assume no exercise of outstanding options. As of March 31, 1998, there were outstanding options to purchase an aggregate of 283,925 shares of Common Stock (none of which were exercisable at March 31, 1998) at a weighted average exercise price of $0.89 per share, and the Company had an additional 591,075 shares of Common Stock available for future grants and other issuances under its Equity Compensation Plan. See "Management" and Note 6 of the Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the period from May 1, 1997 (inception) through June 29, 1997 and the period from June 30, 1997 (incorporation) through December 31, 1997 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The audited balance sheet as of December 31, 1997 and the related statements of operations, stockholders' equity (deficit) and cash flows and the KPMG Peat Marwick LLP report thereon are included elsewhere in this Prospectus. The selected financial data as of March 31, 1998 is unaudited. The following information should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                    PERIOD FROM                    PERIOD FROM
                                                  PERIOD FROM      JUNE 30, 1997                   MAY 1, 1997
                                                  MAY 1, 1997     (INCORPORATION)   THREE MONTHS   (INCEPTION)
                                                  (INCEPTION)         THROUGH          ENDED         THROUGH
                                                    THROUGH        DECEMBER 31,      MARCH 31,      MARCH 31,
                                                 JUNE 29, 1997         1997             1998           1998
                                                 --------------   ---------------   ------------   ------------
                                                  (DIVISIONAL                       (UNAUDITED)    (UNAUDITED)
                                                OPERATIONS(1))
STATEMENT OF OPERATIONS DATA:
  Revenue......................................    $      --        $        --    $         --    $         --
  Cost of revenue..............................           --                 --              --              --
                                                   ---------        -----------    ------------    ------------
  Gross profit (loss)..........................           --                 --              --              --
  Operating expenses:
  Selling, general and administrative..........      123,940          1,440,406         642,612       2,206,958
  Research and development(2)..................       58,804          1,540,950      10,730,742      12,330,496
                                                   ---------        -----------    ------------    ------------
    Total operating expenses...................      182,744          2,981,356      11,373,354      14,537,454
  Interest expense.............................        1,216             74,499         154,793         230,508
                                                   ---------        -----------    ------------    ------------
    Net profit (loss)..........................    $(183,960)       $(3,055,855)   $(11,528,147)   $(14,767,962)
                                                   =========        ===========    ============    ============
    Net profit (loss) subsequent to
      incorporation(1).........................                     $(3,055,855)   $(11,528,147)
                                                                    ===========    ============
    Net profit (loss) per common share
      subsequent to incorporation(1)(3):
      Basic....................................                     $     (2.46)   $      (2.29)
                                                                    ===========    ============
      Diluted..................................                     $     (2.46)   $      (2.29)
                                                                    ===========    ============
  Weighted average number of common shares
    outstanding................................                       1,241,467       5,040,127


                                                                 AS OF          AS OF
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
  Cash......................................................   $      500    $    1,258
  Total assets..............................................      187,706       394,149
  Total indebtedness(4).....................................    2,728,448     6,156,966
  Total stockholders' equity (deficit)......................   (2,937,658)   (6,206,007)

------------------
(1) Prior to June 30, 1997 the Company operated as a division of XL Vision. See
    Note 1 of the Notes to Financial Statements.

(2) Includes a one-time $10.0 million fee payable for the transfer of technology from XL Vision during the three months ended March 31, 1998. See Note 10 of the Notes to Financial Statements.

(3) See Note 2 of the Notes to Financial Statements for information concerning the calculation of net profit (loss) per common share.

(4) Represents outstanding indebtedness owed to XL Vision. As of June 30, 1998, the outstanding indebtedness owed to XL Vision was approximately $4.2 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Certain information contained herein may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in this Prospectus, are forward-looking statements. Such statements are subject to certain risks and uncertainties, which include but are not limited to those discussed in the section entitled "Risk Factors." Should one or more of these risks or uncertainties, among others as set forth in this Prospectus, materialize, actual results may vary materially from those estimated, anticipated or projected. Although the Company believes that the expectations reflected by such forward-looking statements are reasonable based on information currently available to the Company, no assurance can be given that such expectations will prove to be correct. Cautionary statements identifying important factors that could cause actual results to differ materially from the Company's expectations are set forth in this Prospectus. All forward-looking statements included in this Prospectus and all subsequent oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

OVERVIEW

     From inception on May 1, 1997 through June 29, 1997, the Company operated as a division of XL Vision (the "Division"). On June 30, 1997, the Company was incorporated as a wholly-owned subsidiary of XL Vision, and XL Vision contributed the assets and liabilities of the Division to the Company. Prior to January 1998, all administrative personnel and services of the Company were provided by XL Vision and the related costs were allocated to the Company. Effective January 1, 1998, the Company entered into an administrative services agreement with XL Vision that provides for administrative charges by XL Vision based upon predetermined rates for actual hours of work provided to the Company. On January 14, 1998, XL Vision transferred the TactileSense technology to the Company in exchange for a one-time technology fee of $10.0 million. In February 1998, the Company raised approximately $8.3 million in a private placement, the proceeds of which were used to fund the repayment of amounts due to XL Vision. For the period from inception through December 31, 1997 and the three months ended March 31, 1998, charges attributable to services provided by XL Vision totaled approximately $420,000 and $171,000, respectively.

     Since inception, the Company has devoted substantially all of its resources to the development of its TactileSense technology. From inception to March 31, 1998, the Company accumulated losses totaling approximately $14.8 million. The financial statements included in this Prospectus reflect the Company's operations since inception as if it had been a separate entity. Until the Company begins to realize significant revenue from operations, the Company will be considered in the development stage.

     The Company has developed a fingerprint identification technology which is designed to be a component for integration into computer peripherals, laptops and stand alone systems. The Company will recognize revenue as products are shipped to its customers. The Company anticipates increasing its level of expenditures for marketing, research and development and administrative expenses. The Company expects to incur significant negative cash flows from operations and additional losses for at least the next 18 months.

RESULTS OF OPERATIONS

  THREE-MONTH PERIOD ENDED MARCH 31, 1998

     Overview. The Company began operations on May 1, 1997 and, accordingly, there was no comparable period in 1997.

     Revenue. The Company is a development stage company and had no revenue for the three-month period ended March 31, 1998.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $642,612 for the three-month period ended March 31, 1998. These expenses consisted primarily of salary, travel, consulting and administrative fees associated with establishing the business of the Company. These costs are expected to increase in the future as the Company builds the necessary infrastructure to support its anticipated growth.

     Research and development expenses. Research and development expenses were $10.7 million for the three-month period ended March 31, 1998. These expenses consisted of a one-time $10.0 million technology fee payable to XL Vision and additional product development costs. The Company anticipates that product development costs, excluding such fee to XL Vision, will increase in the future due to costs related to product commercialization and the continuation of advances in its TactileSense technology.

     Interest expense. Interest expense was $154,793 for the three-month period ended March 31, 1998. This expense was attributable to amounts accrued on advances made by XL Vision to the Company to fund its operations.

  PERIOD FROM MAY 1, 1997 THROUGH DECEMBER 31, 1997

     Overview. The Company began operations on May 1, 1997 and, accordingly, there was no comparable period in 1996. While the financial statements segregate the results of operations between periods prior to and after the Company's incorporation, for convenience, management's discussion and analysis of the Company's results for the periods in 1997 have been combined.

     Revenue. The Company is a development stage company and had no revenue for the period ended December 31, 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $1.6 million for the period ended December 31, 1997. These expenses consisted primarily of salary, travel, consulting and administrative fees associated with establishing the business of the Company. These costs are expected to increase in the future as the Company builds the necessary infrastructure to support its anticipated growth.

     Research and development expenses. Research and development expenses were $1.6 million for the period ended December 31, 1997. These expenses consisted of product development costs for the development of the Company's TactileSense technology.

     Interest expense. Interest expense was $75,715 for the period ended December 31, 1997. This expense was attributable to amounts accrued on advances made by XL Vision to the Company to fund its operations.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to June 30, 1997, the Company operated as a division of, and was funded by, XL Vision. XL Vision has continued to make advances to the Company to fund its operations. In February 1998, the Company raised approximately $8.3 million in a private placement. All proceeds from this private placement were paid to XL Vision as partial repayment of its advances. XL Vision has agreed to fund the Company's operations until the earlier of September 30, 1999 and the successful completion of the Company's initial public offering. As of March 31, 1998, the Company had $1,258 of cash and indebtedness of approximately $6.2 million to XL Vision. The amounts due to XL Vision, which was $4.2 million as of June 30, 1998, will be repaid in full from the net proceeds of this offering.

     Capital expenditures for the period from inception through December 31, 1997 and for the three-month period ended March 31, 1998 were $189,218 and $45,569, respectively, and related primarily to the purchase of computers and computer software for the Company's employees. Capital expenditures are expected to be approximately $1.1 million in 1998. This expected increase in capital expenditures is primarily attributable to leasehold improvements and office furnishings and equipment related to the Company's move into its new facility in Lake Forest, California in May 1998.

     The Company anticipates that the net proceeds from this offering, together with cash generated from operations and existing cash balances, will be sufficient to satisfy its operating cash needs for at least 18 months following this offering. The Company intends to use the net proceeds from this offering to repay the net cumulative advances due to XL Vision, which were approximately $6.2 million as of March 31, 1998 and approximately $4.2 million as of June 30, 1998, and for the Company's ongoing working capital requirements. Management expects that losses from operations and increases in working capital requirements will produce significant negative cash flows for at least the next 18 months. To support the Company's future cash needs, it may consider additional debt or equity financing. However, there can be no assurance that any such financing will be available to the Company or that adequate funds for the Company's operations will be available when needed or on terms acceptable to the Company. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its marketing and development activities.

YEAR 2000 COMPLIANCE

     The Company develops and purchases software for use with the TactileSense device. In addition, purchased software is run on in-house computer networks. The Company believes that its proprietary software and the software run on its in-house network is Year 2000 compliant. The Company does not expect Year 2000 issues to materially impact the Company's financial position or results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to display, with the same prominence as other financial statements, the components of other comprehensive income. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Through March 31, 1998, the Company did not have any components of other comprehensive income as defined by SFAS No. 130.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about its operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 31, 1997. SFAS No. 131 is not expected to have an impact on the Company as it expects to operate within a single segment.

                                    BUSINESS

OVERVIEW

     Who? Vision is a technology company focused on the development of fingerprint identification technologies. The Company has designed and developed TactileSense, a proprietary fingerprint identification technology, and intends to manufacture and distribute fingerprint identification products based upon this technology through strategic partners for use in a wide variety of applications in which positive identification of a specific individual is desired. The Company's patent-pending technology, a recently-developed polymeric sensor, generates a high resolution image of an individual's fingertip that is converted into a digital image and compared against a previously stored fingerprint to verify a person's identity. The Company believes that its TactileSense technology enables it to create a highly reliable, small-sized and cost-effective solution that, for the first time, will promote the widespread integration of fingerprint identification devices into numerous commercial mass market products.

     The Company is focusing its initial commercialization efforts for its TactileSense products on the computer network security market. According to an April 1998 report by Dataquest, a technology market research firm, the worldwide installed base of PCs totaled more than 270 million in 1997, with new computer purchases exceeding 80 million in 1997 and projected to increase at a compound annual growth rate of approximately 15% from 1997 to 2002. Of the 80 million PCs shipped in 1997, Dataquest estimates that approximately 75% were used in professional environments. In the workplace, the shift to distributed computer networks has led to a dramatic increase in the number of users sharing computer resources and communicating over local and wide area networks and public networks such as the Internet. Employers are increasingly finding that they must provide employees with remote access to corporate networks and maintain open and direct electronic links to outside strategic suppliers, customers and business partners, all of which place the business' intellectual property and proprietary data at risk. Today, PINs and passwords are the most common substitute for identifying individuals in computer network applications. PINs and passwords, however, are inherently insecure because they are either easy to decode, or difficult to remember and consequently are often written down, subjecting them to theft. In addition to providing only limited security, PINs and passwords are also costly to administer. A recent industry study commissioned by the Company estimated that the cost to maintain a password can total several hundred dollars per PC annually, depending on the particular characteristics of the industry. In addressing the computer network security market, the TactileSense product is expected to be sold (i) as a separate standalone attachment to existing PCs,
(ii) as a value-added product feature embedded into newly manufactured PC keyboards, monitors and other peripherals or (iii) directly to PC manufacturers for inclusion as a base or optional product feature. The Company believes that initial demand within the computer network security market will come from the healthcare and financial services industries. Consequently, the Company, through its strategic partners, is developing relationships with leading companies.

     Who? Vision has formed, and intends to form, strategic alliances with leading manufacturers and distributors in order to maintain its focus on advancing its core fingerprint identification technology and expedite its entry into selected markets. Who? Vision has entered into strategic alliances with SPOT, a subsidiary of MAG, for the high-volume manufacture and distribution of its TactileSense fingerprint sensors. Based in Taiwan, MAG is a leading computer monitor manufacturer, supplying products to major retail outlets and PC manufacturers worldwide including Wal-Mart Stores, Inc., CompUSA, Inc. and Gateway 2000, Inc. In addition, Who? Vision has formed a strategic alliance with Silitek Corporation, a Taiwanese manufacturer and distributor of computer peripherals and one of the top three keyboard manufacturers in the world, whose customers include Dell Computers, Inc., Hewlett-Packard Company and Compaq Computer Corporation. The Company believes that its strategy of entering into strategic alliances to secure its manufacturing and distribution functions will
(i) allow for rapid penetration of targeted markets, (ii) provide significant cost benefits due to the manufacturing scale and volume purchasing advantages possessed by its strategic partners and (iii) mitigate the potential risks associated with such activities by working with strategic partners that have proven manufacturing and distribution capabilities.

     The need for a reliable method of positive identification exists in a wide variety of commercial and noncommercial applications. Consequently, the Company intends to pursue several additional market opportunities for its TactileSense product beyond the computer network security market, such as consumer electronic security and access control applications. Potential noncomputer consumer electronic security applications include integration into cellular phones, cable set-top boxes, point-of-sale devices and other high-value personal or commercial electronic systems. As a result of the small size and low power consumption of the TactileSense device, the Company believes that it is particularly well-positioned to pursue cellular phone applications and that such applications will present a significant market opportunity. Potential access control applications may range from simple applications, such as replacing standard door locks, to more advanced applications, such as automotive and building security systems. The Company believes these markets will be significant and intends to devote time and resources to developing these application markets, and in particular those that it considers to possess high-value and involve early technology adopters.

COMPUTER NETWORK SECURITY INDUSTRY

     The continuing shift to an information-driven and communication-intensive society, as evidenced by the proliferation of PCs, dramatic growth of the Internet and burgeoning usage of electronic commerce, is placing increasing importance upon computer network security and, specifically, the ability to positively confirm a person's identity. In both commercial and personal settings, the ability to identify a specific individual is critical in order to adequately safeguard against unauthorized persons gaining access to confidential or inappropriate data and against various kinds of fraudulent activity. A 1998 survey by the Computer Security Institute ("CSI"), an association of information security professionals, with the participation of the Federal Bureau of Investigation ("FBI") found that 64% of the 520 respondents surveyed reported computer security breaches within the last 12 months representing a 16% increase from the CSI/FBI survey conducted in 1997. Of the reporting respondents, 44% reported unauthorized access by employees and 24% reported system penetration from the outside. While the survey indicated that the most serious financial losses occurred through unauthorized access by insiders, increasingly organizations are finding that their Internet connection is a point of attack. While 72% of respondents that reported a breach acknowledged suffering financial losses from unauthorized intrusions, only 46%, or 241, of the respondents were able to quantify their losses. For the 241 respondents that could quantify their losses, an aggregate of $136.8 million in losses were incurred, representing an average annual loss per respondent of approximately $568,000. The need for greater computer network security is further heightened by the increasing availability of remote access to corporate networks and direct electronic links to outside strategic suppliers, customers and business partners, all of which place a business' intellectual property and proprietary data at risk.

  THE THREE COMPUTER NETWORK SECURITY FACTORS

     As the following diagram depicts, the Company believes that there are three independent factors that should be analyzed when evaluating the efficacy of a computer network security solution: privacy, portability and identity. A security solution can be implemented using any combination of these independent factors, depending upon the specific application or level of flexibility and security desired.

     [Diagram appears depicting three axes labeled "Identity," "Privacy" and "Portability" on the end of each axis. The word "Biometrics" appears in the middle of the Identity axis. The word "Encryption" appears in the middle of the Privacy axis. The words "Smart Cards" appear in the middle of the Portability axis.]

     Privacy. "Privacy" refers to the protection of data while it is stored or being transmitted within local and wide area networks or across the Internet. Privacy has been widely addressed by the commercial marketplace through sophisticated encryption and decryption technologies. With commercially-available encryption and decryption algorithms, "private" communication between two or more computer systems can be achieved, without interception by an unauthorized user or "hacker."

     Portability. "Portability" refers to the ability to access data from a variety of physical locations without compromising security. Information may be delivered to various locations through such means as a network or the Internet. The ability to secure access to information from remote locations has been commercially addressed through data encoded cards (or "Smart Cards") and identification tokens.

     Identity. "Identity" refers to the ability to unambiguously confirm the specific user on either end of a digital transaction. The Company believes that, to date, identity has not been adequately addressed in the commercial computer network security industry. Today, it is possible to communicate securely from one machine to another and assure the identity of the user indirectly, by using a combination of commercially available products. However, these products require that individuals exercise certain procedures or possess a device or piece of information to establish and communicate their identity.

     The Company does not believe that existing commercially available products provide both a reliable and cost-effective identification solution. Such positive identification of an individual requires the use of some measurable physical characteristics or personal traits, referred to as biometrics. The most widely used biometric today is a handwritten signature. However, because signatures are difficult to utilize in computer network security systems, PINs and passwords are commonly used as a substitute for verifying identity. People generally have multiple PINs and passwords, many of which are changed periodically in an attempt to improve security. PINs and passwords are either easy to remember and are therefore inherently insecure because they are easy to decode, or difficult to remember, and consequently are often written down, subjecting them to theft. Furthermore, in addition to providing only limited security, PINs and passwords are also costly to administer. A recent industry study commissioned by the Company estimated that the cost to maintain a password can total several hundred dollars per PC annually, depending on the particular characteristics of the industry. This estimate includes costs related to enterprise password management and associated productivity loss, but excludes the cost of security breaches, such as unauthorized persons gaining improper access to confidential information, which may be significant. Because of the inherent shortcomings of PINs and passwords, the Company believes that an effective computer network security solution can be achieved by integrating the biometric information with existing technologies such as a Smart Card, or an independent biometric identification device. For a biometric solution to gain widespread commercial acceptance, however, it must not only be technologically viable but also commercially available at a price point that is competitive with the total cost of ownership of PINs and passwords.

OVERVIEW OF BIOMETRICS

     Biometrics are unique biological characteristics or personal traits that can be used to identify an individual. A wide variety of biometrics are available, including fingerprints, voice, hand geometry, facial structure, iris and retinal patterns and handwritten signatures. Although biometric systems can provide a more accurate means of identification than traditional non-biometric methods, until recently, their integration into commercial applications has been limited by the cost and technological complexity of the equipment needed to read, record and distinguish unique biological data. In order to compete with non-biometric systems, biometric identification systems must be accurate, cost-effective and applicable to a broad user base.

     The Company believes that fingerprint identification systems possess several important advantages over alternative biometric systems, including low cost, small size, convenience, reliability, fraud resistance and social acceptance, which will promote their commercial adoption. Fingerprints have a long history of being used as a means of verifying the identity of individuals both in the U.S. and internationally. Legal systems throughout the world accept the validity of positive identification through fingerprints. In addition, fingerprints are already in widespread use on documents such as drivers' licenses, voter registration cards, bank checks and national identification cards. In the U.S., 11 states have started programs to scan fingerprints of welfare applicants, and five states require thumbprints on drivers' license applications.

     Fingerprints are well-suited for positive identification because each individual's fingerprints contain unique patterns that are distinguishable from the fingerprint patterns of the rest of the population. The process of capturing, storing, retrieving and comparing fingerprints has become increasingly automated as a result of advances in optics, electronics and computing. The Company believes that these advances will enable fingerprint identification technology to be used to confirm an individual's identity for a large number of commercial applications. Although the Company believes that a small percentage of the population may be unable to utilize fingerprint technology due to the absence of readable fingerprints and although certain other biometrics might be more appropriate for specialized applications, the Company believes that fingerprints are the most effective biometric for widespread commercial use. Relative to other biometric alternatives, fingerprint-based systems are believed to have significant technological advantages, including speed, accuracy and the relatively small size of the reading device. Although the costs of fingerprint identification technology have been declining in recent years, the Company believes that costs have not yet reached a level competitive with PINs and passwords. The Company believes that its technology will reduce costs of fingerprint identification products to facilitate their widespread commercial adoption.

CURRENT FINGERPRINT IDENTIFICATION TECHNOLOGIES

     To date, in addition to the Company's technology, two primary fingerprint identification technologies have been developed: optical sensor technology and direct-contact silicon-based sensor technology. The majority of fingerprint sensors currently in use and available for purchase are optical sensors. In such devices, light enters a conventional or holographic prism and illuminates the image of a fingerprint created by the oil and moisture of a finger that has been placed on the prism surface. The fingerprint image is then captured by imaging sensor electronics.

     Recently, several companies have demonstrated fingerprint sensor prototypes that utilize direct-contact silicon-based technology. These sensors measure the electric field around a fingertip placed on the silicon device surface to generate a digital representation of the ridges and valleys of the finger. This technology has several reported advantages over optical sensor technology, the most important of which are its relatively small size and its applicability to a broader segment of the population. The Company believes that current direct-contact silicon-based systems may potentially be reduced to less than one cubic inch. In addition, this electric field-based technology does not rely on oil or moisture on the skin and therefore improves the fingerprint image quality for that segment of the population who have dry skin.

     Neither of these technologies, however, has achieved widespread commercial acceptance. To date, each of these technologies possesses one or more of the following inherent limitations: high unit cost, large size, lack of reliability, high power requirements and susceptibility to damage.

     The Company has developed a proprietary approach to fingerprint identification that addresses many of the limitations of existing optical and direct-contact silicon-based sensor technologies. The Company's proprietary TactileSense technology uses a polymeric sensor to measure the electric current modulated by the ridges and valleys that comprise a fingerprint. The finger is placed on one side of the polymer and a high resolution image of the finger appears on the opposite surface. This image is then directed through a low cost plastic lens onto a small custom optical sensor where it is captured and digitized.

THE WHO? VISION ADVANTAGE

     Who? Vision believes that its patent-pending TactileSense fingerprint identification technology possesses several positive characteristics that collectively give it a competitive advantage over alternative technologies and will allow its technology to be incorporated into numerous commercial applications. These characteristics include:

     Low Cost. The Company believes that lower costs are necessary to facilitate the widespread commercialization of fingerprint identification devices and that its proprietary TactileSense technology will enable the Company to price its products at a level that will make widespread commercial adoption viable. The primary factors that determine the production cost of a fingerprint identification device are the cost of the materials utilized and the complexity of its assembly process. Silicon represents a significant component of the production cost of direct-contact silicon-based sensors. Although a TactileSense product utilizes a silicon chip to ultimately capture and digitize the fingerprint image, it uses a lens to reduce the fingerprint image size. As a result, the silicon sensor used in a TactileSense product is approximately twenty times smaller than that required for a direct-contact silicon-based sensor. The fingerprint reader used in direct-contact silicon-based sensors cannot be smaller than the size of the human fingertip. Because the Company's technology requires much smaller quantities of costly silicon, it is expected to have inherent cost advantages over direct-contact silicon-based technologies. Furthermore, the Company believes that it can reduce the production costs of TactileSense products over time by integrating more digital circuitry on the image sensor chip itself. In addition, TactileSense devices are significantly less complex, have fewer optical components and require a lesser degree of precision in their assembly than existing optical fingerprint sensors, thereby making assembly less costly.

     Small Size. Size reduction is critical for the continued expansion of commercial applications for fingerprint identification products. For example, small fingerprint identification devices can be incorporated into computer peripherals, such as keyboards and monitors, and directly into laptop computers and cellular phones. TactileSense technology has enabled the development of fingerprint identification devices of approximately two cubic inches in size, with the potential for significantly smaller devices in the future.

     High Reliability Matching. Certain conditions relating to an individual's finger and the environment can significantly impact fingerprint image quality. For example, optical technologies rely on the presence of oil and moisture on the skin and will often generate low quality fingerprint images for individuals with dry skin. In addition, optical technologies are susceptible to false readings caused by ambient light from sources such as bright desk lamps. The electric-field sensing technology of TactileSense significantly reduces dry skin and ambient light problems.

     Anti-Fraud Capability. To ensure positive identification, it is essential for fingerprint identification devices to verify that a fingerprint image has been generated by a live finger and not by an artificial replica. The devices, utilizing the TactileSense electric-field sensing technology, are capable of discerning real fingers from artificial replicas. Optical technologies, however, are often unable to differentiate such fingerprints, thereby potentially exposing systems utilizing these technologies to fraudulent activity.

     Durability. The potential for highly repetitive utilization of fingerprint identification devices in widespread commercial applications and their potential use in harsh environments require them to be both durable and sturdy. Optical technologies face the challenge of protecting a transparent optical surface from long-term damage, and these surfaces typically must undergo regular replacement. Direct-contact silicon-based technologies, although coated with a thin layer of hard material, may be sensitive to common environmental conditions, such as electrostatic discharge, which could damage the device. The TactileSense material is coated with protective polymer materials to ensure its long-term durability. Additionally, TactileSense's silicon sensor does not come into contact with the finger surface thereby avoiding certain harmful environmental hazards such as electrostatic discharge.

     Low Power Consumption. Due to the increasing miniaturization and portability of computers and other electronic devices, it is essential that commercial security devices be energy efficient. The ability to operate without an external light source and to enter into a low power "idle" mode allows TactileSense products to be energy efficient and therefore makes them advantageous for power sensitive applications such as a laptop computers and cellular phones.

BUSINESS STRATEGY

     The Company seeks to leverage the inherent advantages of its TactileSense technology and the increasing need for positive identification to introduce highly reliable, small and durable fingerprint identification devices at price points that will facilitate the widespread adoption of its device into numerous markets. The Company plans to pursue this objective through the following strategic initiatives:

     Provide High Quality, Cost-Effective Products. The Company believes that its TactileSense technology enables the commercialization of a high quality fingerprint identification sensor that can be marketed at a price point that will facilitate the rapid adoption of the technology into a wide variety of markets. In addition, the Company has designed its TactileSense product to include standard or readily available "off-the-shelf" components, which do not require high precision alignment or complex assembly. While competitive fingerprint identification technologies exist, the Company believes that the characteristics of its TactileSense technology position it to overcome the price, size, reliability and durability constraints of such competing technologies.

     Focus Initial Commercialization Efforts on the Computer Network Security Market. According to Dataquest, there were an excess of 270 million existing PCs worldwide in 1997, and with worldwide PC purchases expected to exceed 80 million in 1997 and projected to increase at a compound annual growth rate of approximately 15% from 1997 to 2002. The rapid growth in and increased dependence on information technology has created a favorable environment for the commercial adoption of the Company's high quality, cost-effective TactileSense fingerprint identification device. Consequently, the Company is focusing its initial commercialization efforts on the information technology market. Within this market, the Company will focus initially on selected applications within the computer network security market, in particular the healthcare and financial services industries. The Company believes the corporate network security market will evolve from early individual and small business adopters to high volume larger commercial entities.

     Pursue Additional Application Markets. While the Company's initial commercialization focus is the computer network security market, the Company intends to pursue several additional application markets for its TactileSense product, both in the U.S. and internationally, such as consumer electronic security and access control applications. Potential noncomputer consumer electronic security applications include integration into cellular phones, cable set-top boxes, point-of-sale devices and other high-value personal or commercial electronic systems. The Company believes that it is particularly well-positioned to pursue cellular phone applications, which it believes will present a significant market opportunity. Potential access control applications may range from simple applications, such as replacing standard door locks, to more advanced applications, such as automotive and building security systems. The Company believes these markets are significant and intends to devote time and resources to developing these application markets, and in particular those that it considers to possess high-value and involve early technology adopters. See "Business -- Markets."

     Utilize Strategic Alliances for Manufacturing and Distribution
Functions. The Company is focused on the design and development of fingerprint identification technologies. Consequently, the Company is forming strategic alliances with leading manufacturers, distributors and other third parties in order to enable the Company to maintain its focus on advancing its core technology. The Company believes that entering into strategic alliances for its manufacturing and distribution functions will (i) allow for rapid penetration of targeted markets, (ii) provide significant cost benefits due to the manufacturing and volume purchasing scale advantages possessed by its strategic partners and (iii) mitigate the potential risks associated with such activities by working with strategic partners that have proven manufacturing and distribution capabilities.

     In order to address the large computer network security market, the Company has formed strategic partnerships with leading computer peripheral manufacturers that the Company believes possess strong distribution capabilities to sell the Company's product into selected high volume mass markets. Additionally, the Company is developing relationships with leading PC manufacturers.

     Focus on Continued Product Development. The Company has devoted a significant amount of its resources to the development of its TactileSense technology. The Company intends to continue to devote significant time and resources to enhance its current core technology to effect reductions in the cost and size of its products and to further improve reliability and durability of its products. In addition, the Company seeks to identify and develop the next generation fingerprint identification technology by pursuing targeted research and development initiatives.

     Pursue Software Alliances and Conform to Emerging Software
Standards. Initially, the Company through its strategic partners intends to enter into alliances with software companies which have products that will be integrated into the Company's products to provide customers with turnkey security solutions. The Company believes that it is necessary to enter into these alliances in the absence of a standard software protocol or application program interface ("API") for biometrics. The Company seeks to enter into strategic alliances with leading software providers to achieve this goal. Currently, several APIs for biometrics are being developed. The Company believes that the adoption of a single standard API would accelerate the acceptance of its products and has participated in software industry standard setting committees. The Company believes that its products will be easily conformed to the standards that may be established in the future.

MARKETS

     The Company believes that its TactileSense fingerprint identification technology is well-positioned to achieve widespread adoption in numerous commercial mass markets because of its unique characteristics and effectiveness. The Company is focusing its initial commercialization efforts on areas in which it believes it can gain rapid penetration and achieve significant market share, specifically the computer network security market. Furthermore, the Company is targeting specific industries within this market that have an awareness of and immediate need for the technology to control access to records and/or identify individuals entering into electronic transactions. The healthcare and financial services industries are examples in which such needs currently exist. Additionally, the Company believes that its TactileSense products can be integrated into a wide variety of other, noncomputer security applications.

  COMPUTER NETWORK SECURITY MARKET

     The shift from mainframes to distributed computer networks has led to a dramatic increase in the number of users now sharing computer resources and communicating with each other over local and wide-area networks and public networks such as the Internet. As open electronic communications become more prevalent, personal and corporate information becomes increasingly vulnerable to unauthorized or inappropriate access. Whether restricting a child's access to private files or inappropriate Internet usage at home or safeguarding against attempts to access, alter or steal proprietary information at the corporate level, the cost of ineffective computer network security can be significant.

     The Company believes the addressable market for its TactileSense technology is the number of existing and new PCs. According to an April 1998 Dataquest report, the worldwide installed base of PCs totaled more than 270 million in 1997. Additionally, the report estimated that over 80 million new PCs were purchased worldwide in 1997, with approximately 75% and 25% of these used in professional and private environments, respectively. Furthermore, compound annual growth for new PC purchases was projected by Dataquest to be approximately 15% through the year 2002. Within the PC market, the Company's device is expected to be sold (i) as a stand alone attachment to existing PCs,
(ii) as a value-added product feature embedded into newly manufactured PC keyboards, monitors and other peripherals and (iii) directly to PC manufacturers for inclusion as a base or optional product feature.

     The Company's primary near-term commercialization effort is to introduce its TactileSense technology for use with PCs as a highly reliable and cost-effective means of data and network security. The Company views this market opportunity as evolving quickly from the early individual and small business adopters ("Retail" segment) to the high-volume larger commercial entities ("Enterprise" segment).

     In order to address both the Retail and Enterprise segments, the Company has entered into strategic partnerships with two leading computer peripheral manufacturer that possess significant distribution capabilities to these target segments. Additionally, the Company has had extensive discussions with, and is committing significant internal resources to, developing close relationships directly with major PC manufacturers.

  Retail Segment

     The Company believes that the Retail segment can be divided into three categories:

     Home User Desktop Security. Applications for the Company's TactileSense products within the Home User Desktop Security Market include data privacy for shared home computer systems, password elimination and child Internet-control. According to a January 1998 survey by Dataquest, 40.1% of the U.S. households surveyed in 1997 had a PC. The Company believes that this retail category presents a significant potential market opportunity.

     Small Business Desktop Security. Applications for the Company's TactileSense products with the Small Business Desktop Security Market include data security for confidential accounting and human resources data and password elimination. According to a U.S. Small Business Administration study, there were
23.3 million businesses of 500 employees or less within the U.S. in 1996. The Company believes that this retail category presents a significant potential market opportunity.

     On-line Service Security. Use of fingerprint security for accessing on-line accounts represents a large potential market as electronic commerce such as home banking, stock trading and general Internet-based purchasing increases. According to a fall 1997 CommerceNet/Nielsen Demographic study, approximately 52 million users (over the age of 16) in the U.S. had used the Internet in the prior three-month period. Furthermore, estimates based on various CommerceNet/Nielsen Demographic studies show worldwide usage at approximately
99.5 million users. A March 1998 International Data Corporation report estimates that global Internet commerce revenues will grow from approximately $12.4 billion in 1997 to approximately $425.7 billion in 2002.

     The Company believes that initially these opportunities are best addressed by the sale of standalone fingerprint peripheral devices through the mass-market retail channels of its distribution partners and in the longer term by incorporating the devices directly into PCs and peripherals.

  Enterprise Segment

     The Enterprise segment, which is comprised of large corporations and other organizations, can be divided into multiple vertical markets, including healthcare, financial services, government, manufacturing, technology and utilities. Applications common to each include password elimination and data security. Vertical markets within the Enterprise segment that have exhibited near-term demand for TactileSense devices include the healthcare and financial services industries.

     Healthcare Industry. Within the healthcare industry, there is a high degree of concern over the confidential treatment of patient and related medical records. Due to the large volumes of patient data and the need to access this information quickly and at multiple locations, electronic storage and retrieval databases are being widely adopted as a means to enhance productivity. However, because of the confidential nature of medical information, and recent Federal legislation that mandates the protection of this data, hospitals and other healthcare providers are increasingly seeking to improve the security of patient records while providing an audit trail of the review or modification of such records. One of the Company's distribution partners has engaged in discussions with several leading healthcare institutions and has experienced significant demand for the Company's product from these institutions.

     Financial Services Industry. The financial services industry is increasingly exploring ways to improve customer service, such as providing remote access to individual accounts and allowing clients to conduct various transactions electronically. However, the Company believes that widespread acceptance of many of these services has been slow due to security concerns regarding the inability to positively identify the user attempting to gain access to an account or make a financial transaction. The Company and its distribution partners are engaged in discussions with several leading financial institutions in order to develop this market opportunity.

  Other Market Opportunities

     The need for a reliable method of positive identification exists in a wide variety of commercial and noncommercial applications. Consequently, the Company intends to pursue several additional market opportunities for its TactileSense product beyond the computer network security market, such as consumer electronic security and access control applications. Potential noncomputer consumer electronic security applications include integration into cellular phones, cable set-top boxes, point-of-sale devices and other high-value personal or commercial electronic systems. Of particular interest to the Company is the rapidly growing cellular phone market. As cellular phone manufacturers continue to integrate added functionality such as Internet access into the handsets, the Company believes that these devices will require biometric security to secure communications. Additionally, thefts of cellular phone numbers cost the telephone industry over $2 billion annually, which could be substantially mitigated through incorporation of a fingerprint sensor which validates the identity of the user. Potential access control applications may range from simple applications, such as replacing standard door locks, to more advanced applications, such as automotive and building security systems. The Company believes these markets are significant and intends to devote time and resources to developing these application markets, and in particular those that it considers to possess high-value and involve early technology adopters.

SALES AND MARKETING

     Critical to the successful implementation of the Company's business strategy is a rapid penetration of each selected market. For this reason, the Company is pursuing a two-pronged sales and marketing approach directed to hardware manufacturers and end-users and applications developers. Well-established PC peripheral device manufacturers are a target market for incorporation of the TactileSense fingerprint device which will "push" the technology into use. At the same time, by marketing to end-users, application developers and operating system security infrastructure producers, the Company believes that the resulting software will have attractive features that users will desire, thereby creating a demand or "pull" for the fingerprint sensors. The Company believes that this "push-pull" strategy will be the most effective method for rapid market entry and market share capture.

     The Company's sales efforts will thus be directed toward a relatively small number of large accounts. The Company intends to employ experienced channel managers who will train the PC manufacturers' sales staff, accompany them on sales calls and assist in the generation of support materials, including product release notes and documentation.

     The Company's marketing efforts will establish a broad consumer and user awareness of the technology and its applications. The Company has thus adopted a strategy that utilizes advertising, trade journal articles and reviews by panels of "industry experts."

MANUFACTURING

     The Company is planning to rapidly expand production capacity for its products. In order to achieve this result and minimize the risks and expenditure of its resources, the Company has entered into an agreement with two international manufacturing partners that have the capacity to manufacture the volumes anticipated and directly integrate the device into the end product. This approach will significantly reduce the time to market of the Company's products. See "-- Strategic Alliances."

TECHNOLOGY

     The Company's proprietary patent-pending TactileSense technology was invented by XL Vision. The technology was transferred to the Company, whose staff of scientists and engineers has worked to develop a reliable, low cost, manufacturable device. The Company expects to make considerable ongoing investments in TactileSense technology and product development, including working with external technical partners to combine TactileSense with other advanced technologies to create leading edge fingerprint identification products. In addition, the Company is focused on providing constant reductions in product costs and size over time in order to both maximize computer industry penetration and to address new markets for fingerprint identification technologies.

     A key component of Who? Vision's TactileSense fingerprint identification technology is a recently developed polymer material that is used to generate a high-resolution image of an individual's fingerprint. When the light emitting polymer comes into contact with the electric current present within the fingertip, a precise illuminated image is generated, revealing the fingerprint patterns of ridges and valleys specific to the individual.

     Once an image of the fingerprint has been generated, the image must be captured and transformed into a form suitable for use in a digital system, typically a PC. Traditionally, such digital imaging capture has been performed using charge-coupled-devices ("CCD"), a highly specialized and expensive form of silicon chip. In recent years, a new image capture technology has emerged that utilizes complementary metal oxide semiconductors ("CMOS") to fabricate chips for digital image capture. Not only are such chips far less expensive than comparable CCDs, they have an additional advantage of enabling specialized digital processing and interface circuits to be created on the same chip that captures the image.

     An advantage of the TactileSense fingerprint device is that it is relatively simple, comprised of only four primary components:

     o The finger contact/image generation surface which is approximately one square inch of TactileSense material.

     o An electrical circuit that controls the supply of an appropriate current to the TactileSense material.

     o A CMOS chip that combines an image capture function with a digital interface.

     o A low-cost injection-molded plastic lens that reduces the size of the image and directs it onto the CMOS chip.

     Once an image of the fingerprint has been captured using the Company's hardware, it must be processed to precisely locate the fingerprint "minutiae" that uniquely identify an individual. The Company has licensed computer software that incorporates patented algorithms from The Phoenix Group, Inc. ("Phoenix") for this processing which can be executed on either a standard general purpose PC or a low-cost, purpose-specific "embedded" computer of the Company's own design. In order to facilitate communications with a broad range of computer platforms, the Company is developing a range of standard PC interfaces including parallel port and Universal Serial Bus.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology and to obtain and enforce patents on its technology. The Company has applied for two patents with the U.S. Patent and Trademark Office regarding certain aspects of the Company's fingerprint imaging technology. The Company has also filed foreign patent applications that correspond to its U.S. patent applications. The Company is not aware of any patents held by others that would prevent the Company from manufacturing and commercializing its fingerprint imaging technology in the United States and abroad. However, the Company has not performed an exhaustive worldwide search. There can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology, or that a competitor will not reverse engineer the Company's technology.

     The Company currently relies on a combination of trade secrets, proprietary knowledge, technological advances and non-disclosure, confidentiality and non-competition agreements entered into with its employees and certain consultants, customers and suppliers to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its unpatented proprietary technology against others who independently develop or otherwise acquire substantially equivalent technologies or gain access to, misappropriate or disclose the Company's proprietary technology.

     There can be no assurance that other parties will not in the future make claims or threaten to take legal action against the Company alleging infringement of patents by the Company. The computer manufacturing and software industry has experienced a significant amount of litigation regarding patents and other rights. Patent litigation can be costly and time consuming. If the Company were determined to be infringing any patent, the Company could be required to pay damages, alter its products or processes, obtain licenses and/or cease certain activities. In addition, if patents are issued to others which contain claims that cover subject matter made, used or sold by the Company, the Company may be required to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on terms acceptable to the Company, if at all.

PRODUCT DEVELOPMENT

     The Company intends to continue to devote significant time and resources to enhance its current core technology to effect reductions in the cost and size of its products and to improve reliability and durability of its products. As of June 30, 1998, the Company had 27 employees dedicated to product development, including several scientists who hold Ph.D. degrees in various disciplines, primarily in the areas of electrical engineering, physics and mathematics. Over 50% of the Company's expenses during the period ended December 31, 1997 and over 53% of the Company's expenses for the three months ended March 31, 1998 were related to research and development. The Company intends to continue to invest heavily in research and development and focus on the recruitment of experienced scientists and engineers.

STRATEGIC ALLIANCES

     In order to fulfill its manufacturing and distribution requirements, the Company has entered into agreements with SPOT and Silitek to provide global sales, manufacturing, service and distribution infrastructures in the Company's target markets.

     The Company has entered into a strategic alliance with SPOT, a Taiwanese computer peripheral company, for the high-volume manufacture and distribution of its TactileSense fingerprint identification devices. SPOT provides low-cost, high resolution digital imaging products worldwide and is a subsidiary of MAG. MAG is the second largest monitor manufacturer in Taiwan, supplying products to major retail outlets and PC manufacturers worldwide including Wal-Mart Stores, Inc., CompUSA, Inc. and Gateway 2000, Inc. The Company has entered into a manufacturing agreement and a distribution agreement with SPOT. Pursuant to the manufacturing agreement, SPOT will manufacture and sell TactileSense fingerprint identification devices to the Company at cost plus a fixed mark-up. Pursuant to the agreement, the Company is obligated to meet certain minimum purchase requirements. The Company will then resell the devices to distribution channels, including SPOT. The distribution agreement provides SPOT with the rights to market fingerprint identification devices to manufacturers of monitors, keyboards and mice and into certain retail channels. In order to retain certain of its distribution rights, SPOT is required to purchase a minimum number of fingerprint devices from the Company. The agreement also requires SPOT to purchase all of its fingerprint identification devices for distribution through certain channels set forth in the agreement from the Company.

     The Company has also formed a strategic alliance with Silitek, a Taiwanese manufacturer and distributor of computer peripherals and one of the top three keyboard manufacturers in the world, whose customers include Dell Computer Corporation, Hewlett-Packard Company, and Compaq Computer Corporation. The Company granted to Silitek a license, subject to certain manufacturing rights granted to SPOT, to be the only major keyboard manufacturer permitted to manufacture the Company's fingerprint identification devices. In accordance with a manufacturing agreement, Silitek will manufacture fingerprint identification devices pursuant to the Company's purchase orders and sell them to the Company at cost plus a fixed mark-up. Pursuant to a distribution agreement, Silitek and the Company's other distribution partners will then purchase such devices from the Company and incorporate them into their keyboards and stand-alone peripheral units for resale into established PC and other markets.

     In July 1998, the Company entered into a value-added reseller ("VAR") agreement with Integrated Visions, which is engaged in the business of providing integrated security solutions incorporating biometric identification to its clients in vertical markets such as healthcare and financial services. Integrated Visions is a development stage company and a subsidiary of XL Vision. See "Management -- Certain Relationships" and "Certain Transactions." The Company granted Integrated Visions the right to market and sell the TactileSense fingerprint identification device on a non-exclusive basis as a component of and in conjunction with the sale of computer hardware, software and/or systems integration services to non-retail end users and to other third party resellers in vertical markets, including healthcare and financial services. Integrated Visions and its third party resellers may only resell the fingerprint device as part of a complete business solution for its non-retail customers and are prohibited from selling into distribution channels granted to SPOT and Silitek. The Company has agreed to sell the fingerprint identification devices to Integrated Visions at the lowest price for which it sells such devices to other resellers who purchase similar volumes provided that Integrated Visions purchases a minimum number of devices from the Company.

     The Company plans to enter into arrangements with other manufacturing and distribution partners for other product applications and/or markets.

     The Company has also formed a strategic alliance with Phoenix from which the Company licenses field-tested fingerprint matching software. In consideration of the grant by Phoenix to the Company of this nonexclusive, worldwide license, the Company issued 73,167 shares of its Common Stock to Phoenix in addition to paying quarterly license fees. See Note 10 of the Notes to Financial Statements. The License Agreement, which was originally entered into by XL Vision on November 5, 1997 and subsequently assigned to the Company, expires on December 31, 2002, but will automatically renew for additional one year terms unless the Company gives Phoenix 90 days notice before the end of each term.

COMPETITION

     Although the biometric identification industry has yet to develop fully, the Company anticipates that it will be characterized by intense competition. The Company will generally compete with producers of both non-biometric and biometric methods of restricting access. Non-biometric methods of restricting access, such as keys, tokens, PINs and passwords, will initially compete with the Company's devices. The Company will compete more directly with other biometric methods of restricting access, such as signature verification, voice recognition, iris recognition, facial recognition, hand geometry recognition and retinal scanning. Companies who develop and distribute fingerprint identification devices, such as American Biometric Company, Digital Persona, Inc., Harris Corporation, Identicator, Inc., Identix Incorporated, Siemens AG, ST Microelectronics N.V., Thomson-CSF and Veridicom, Inc., will compete directly with the Company. The Company will face additional competition from other established and emerging companies in each market in which the Company intends to compete. The Company believes that it has developed technology that has cost and technological advantages over the technologies employed by its competition and that these differences will allow the Company to successfully differentiate its products in the market.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

GOVERNMENTAL REGULATION

     The Company's products are subject to restrictions on their export to and reexport from many foreign countries. These restrictions require the Company to obtain a validated export license prior to the sale of its products to purchasers in such countries, thereby making many of the Company's sales to foreign countries subject to the approval of the U.S. Department of Commerce. Such requirements are not expected to have a material adverse effect on the Company.

     A bill has recently been proposed in California which would limit the collecting or sharing of biometric information such as fingerprint information. The bill, if enacted, will limit the creation of a database of fingerprints and therefore adversely affect the demand in California for certain products which incorporate the Company's technology. In addition, other states may enact legislation which restrict the use and dissemination of data derived from biometric products, which could have a material adverse effect on the Company's ability to commercialize its products in such markets.

EMPLOYEES

     As of June 30, 1998, the Company employed a total of 37 persons, including 27 persons in product development and engineering, three persons in marketing and sales, and seven persons in administration. The Company is not subject to any collective bargaining agreements and the Company believes that its relationship with its employees is good.

FACILITIES

     The Company's corporate facilities located in Lake Forest, California occupy approximately 21,000 square feet. The lease has a five year term with monthly base rent of approximately $20,000 and additional provisions for allocations of direct expense charges for building upkeep, maintenance and property taxes. This lease expires on May 17, 2003 at which time the Company has an option to renew the lease for an additional five-year term. The Company believes that this space is adequate to support its needs for the foreseeable future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


NAME                                              AGE                    POSITION
----                                              ---                    --------
Alexander G. Dickinson, Ph.D.(1)................  36    Chief Executive Officer and Director

James W. Kerrigan...............................  62    Chief Financial Officer

Tzu-Chiang Hsieh, Ph.D..........................  42    Vice President and Chief Operating Officer

John S. Scott, Ph.D.(1).........................  47    Chairman of the Board of Directors

Edward Anderson(2)(3)...........................  51    Director

Walter W. Buckley, III(2)(3)....................  37    Director

Alex W. Hart....................................  58    Director

James Ionson, Ph.D.(3)..........................  47    Director

Christopher Moller, Ph.D........................  44    Director

Charles A. Root(1)(2)...........................  65    Director

------------------
(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Alexander G. Dickinson, Ph.D. has been Chief Executive Officer of the Company since May 1997 and a Director of the Company since July 1997. From February 1996 until joining the Company, Dr. Dickinson held the position of Director of Strategy and Business Development at Lucent Technologies, Inc. where he developed new ventures based on AT&T Bell Labs technologies, including fingerprint sensing and single-chip cameras. From January 1988 until February 1996, Dr. Dickinson led a digital imaging research and development group within Bell Labs. Before joining Bell Labs, Dr. Dickinson co-founded and managed two Australian high technology start-up companies. Dr. Dickinson holds a Ph.D. in Electrical Engineering from the University of Adelaide, Australia and an M.B.A. from Columbia University. Dr. Dickinson holds 16 patents relating to various aspects of chip design and imaging.

     James W. Kerrigan has been Chief Financial Officer of the Company since March 1998. From March 1997 through March 1998, Mr. Kerrigan was a self-employed securities trader. From April 1995 to March 1997, Mr. Kerrigan was Chief Financial Officer of Artios Corporation, a company that develops enterprise and computer-aided design software and manufactures peripheral devices for prototyping in the packaging industry. From October 1994 to January 1995, Mr. Kerrigan served as Chief Financial Officer of Pinnacle Micro Inc., a computer peripheral manufacturer. From 1988 to 1994, Mr. Kerrigan was Chief Financial Officer of PDA Engineering Inc., a computer-aided engineering software company. He holds a B.S. in engineering and an M.B.A. from Northwestern University.

     Tzu-Chiang Hsieh, Ph.D. has been Chief Operating Officer of the Company since December 1997. From its inception in May 1997 to December 1997, Dr. Hsieh served as Chief Technology Officer of the Company. From May 1996 until joining the Company, Dr. Hsieh led a Rockwell International Corp. program to commercialize its CMOS imager and companion image processing technologies for videoconferencing applications. From April 1994 to April 1996, Dr. Hsieh managed a program at Polaroid Corporation to integrate image acquisition, transmission and printing with value-added software for consumer and business use. Prior to April 1994, he held various technical and management positions within Polaroid. Dr. Hsieh received a Ph.D. in Experimental Solid State Physics from the University of Illinois at Urbana-Champaign in 1986. Dr. Hsieh holds several patents in solid-state digital imaging.

     John S. Scott, Ph.D. has been Chairman of the Board of the Company since July 1997. Since May 1993, he has also been Chairman of the Board and Chief Executive Officer of XL Vision. From 1991 until July 1993, Dr. Scott was the President of Lenzar Electro-Optics, Inc., a manufacturer of imaging devices. Dr. Scott has a Ph.D. in both physics (turbulence and particle acceleration, associated space-borne instrumentation, plasma physics and electro-optical sensor system development) and astrophysics from the University of Arizona. He has designed and developed scanners for a wide range of media types including intelligence imagery, microfiche, microfilm, fingerprint cards, aerial photos, voter registration cards and medical x-rays. Dr. Scott is also Chairman of the Board of ChromaVision Medical Systems, Inc., a Safeguard partnership company.

     Edward Anderson has been a Director of the Company since November 1997. Mr. Anderson has served since January 1994 as President and Chief Executive Officer of CompuCom Systems, Inc., a Safeguard partnership company. CompuCom is a leading provider of distributed desktop computer products and network integration services with annual revenues in excess of $2 billion. Mr. Anderson joined CompuCom in August 1993 as Chief Operating Officer and has been a Director of CompuCom since 1993. Prior to joining CompuCom, Mr. Anderson was President and Chief Operating Officer of ComputerLand Corp. from 1989 until 1993. Mr. Anderson is a director of Diamond Technology Partners, a Safeguard partnership company, and M/A/R/C Inc.

     Walter W. Buckley, III has been a Director of the Company since November 1997. Mr. Buckley has been the President and Chief Executive Officer of Internet Capital Group, a Safeguard partnership company which invests primarily in Internet companies, since March 1996. Prior to that, Mr. Buckley worked for Safeguard since 1987, most recently as Vice President. Prior to joining Safeguard, Mr. Buckley was President and co-founder of Centralized Management Systems, Inc., a medical supply company, which he sold in 1987. Mr. Buckley is a member of the Board of Directors of Internet Capital Group, Sky Alland Marketing Inc., MultiGen, Inc., VerticalNet, Inc., and XL Vision.

     Alex W. Hart has been a Director of the Company since April 1998. Mr. Hart has served as the Chief Executive Officer of Advanta Corp. from 1996 to 1998, and as an officer of Advanta Corp. since 1994. Prior to that time, he was President and Chief Executive Officer of Mastercard International Inc., a position he held since 1988. For a period of ten years prior to joining Mastercard, Mr. Hart served as Executive Vice President of First Interstate Bancorp, Los Angeles.

     James Ionson, Ph.D. has been a Director of the Company since November 1997. Dr. Ionson is President and Chief Executive Officer of JDC, Inc., a management consultant firm. Previously, Dr. Ionson worked for Polaroid Corporation from 1991 to 1995 where he served as corporate vice president of ImageNow business development from 1994 to 1995, and corporate vice president of research and technology from 1991 to 1994. Dr. Ionson held the Harvard Smithsonian Astrophysical Observatory Award from 1981 to 1984 and was the Maryland Academy of Sciences Scientist of the Year in 1983.

     Christopher Moller, Ph.D. has been a Director of the Company since February 1998. Dr. Moller has served as Managing Director of Technology Leaders III and since 1994 Technology Leaders II Management L.P., and in various capacities since 1990 with its predecessors. He holds a Ph.D. in immunology from the University of Pennsylvania. He is a director of five biotechnology companies including ViroPharma, Inc. Dr. Moller serves on the medical advisory board of Lankenau Research Institute. Dr. Moller is a director of ChromaVision Medical Systems, Inc., a Safeguard partnership company.

     Charles A. Root has been a Director of the Company since November 1997. Since 1986, Mr. Root has served as an Executive Vice President of Safeguard. From 1988 until March 1994, Mr. Root served as Chairman and Chief Executive Officer of Coherent Communications Systems Corporation, a Safeguard partnership company which manufactures telecommunications equipment, where he continues to serve as Chairman. Mr. Root is Chairman of Tangram Enterprise Solutions, Inc. and a director of ChromaVision Medical Systems Inc., a Safeguard partnership company.

     Each director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company; an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors; and an Executive Committee. All non-employee directors are reimbursed for travel and other expenses related to their service on the Board of Directors.

KEY EMPLOYEES

     Brian D. Berger has been Vice President, Product Management of the Company since April 1998. From May 1988 until joining the Company, Mr. Berger held various marketing and sales positions with NMB Technologies Inc. ("NMB"), one the world's largest computer keyboard manufacturers. Prior to joining the Company, Mr. Berger was Product Sales Manager, Input Devices at NMB. Mr. Berger has related technical experience in fingerprint technologies through his marketing association with the product development process at NMB. Mr. Berger holds a B.A. degree from California State University, Northridge.

     William E. Donahoo has been Vice President, Marketing of the Company since July 1998. From February 1997 to February 1998, Mr. Donahoo was Vice President, Marketing and a founder of Novonyx, Inc., a company funded by Novell, Inc. and Netscape Communications Corporation to provide Netscape Internet solutions for Novell NetWare software. Novonyx was acquired by Novell in February 1998. From 1990 to February 1997, Mr. Donahoo held various senior management positions in markeing with Novell. From 1986 to 1990 he was with Sanyo/Icon, a UNIX network server manufacturer. He holds a B.S. degree in Computer Science and an M.B.A. from Brigham Young University.

     Robert L. Miller has been Executive Vice President, Business Development of the Company since April 1998. From January 1997 to January 1998, Mr. Miller was Executive Vice President for Customer Care, BellSouth Business Systems Inc. From August 1995 to January 1997, Mr. Miller was Vice President and General Manager, Sales and Service for BellSouth Business Systems. From 1976 to 1995, Mr. Miller held various executive and managerial sales and marketing positions with IBM. Mr. Miller holds a B.S. degree in Commerce and Engineering from Drexel University and an M.S. degree from MIT's Sloan School.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to December 1997, the Company did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions. Recommendations concerning all of the Company's employees were made to the Board of Directors by the Company's Chief Executive Officer. There are currently no compensation committee interlocks with other entities or insider participation on the Compensation Committee.

CERTAIN RELATIONSHIPS

     Technology Leaders Management L.P., a limited partnership, is the sole general partner of Technology Leaders L.P. and a co-general partner of Technology Leaders Offshore C.V. Technology Leaders L.P. and Technology Leaders Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders L.P. and Technology Leaders Offshore C.V. are referred to collectively in this Prospectus as "Technology Leaders I." Technology Leaders Management L.P. has sole responsibility for all investment, voting and disposition decisions for Technology Leaders I. The general partners of Technology Leaders Management L.P. are (i) Technology Leaders Management, Inc., a privately held subsidiary of Safeguard, (ii) TL Partners I, a general partnership among Technology Leaders

Management, Inc. and the Managing Directors of Technology Leaders Management, Inc., other than Mark J. DeNino, and (iii) four other corporations (the "TLA Corporations") owned by individuals, one of whom serves as a director of Safeguard, and three of whom are not currently otherwise affiliated with Safeguard or the Company. Technology Leaders Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, that consists of seven voting members including (i) Warren V. Musser, Robert E. Keith, Jr. and Gary J. Anderson, M.D., each of whom are designees of Technology Leaders Management, Inc., and (ii) one designee of each of the TLA Corporations. Clayton S. Rose is a non-voting member of that executive committee. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders, subject to the control and direction of the executive committee of Technology Leaders Management L.P. Mr. Musser is the chairman and Mr. Keith is president and chief executive officer of Technology Leaders Management, Inc. and Mr. Keith, Dr. Anderson, Mr. DeNino and Christopher Moller, Ph.D., a director of the Company, are the managing directors of Technology Leaders Management, Inc. Mr. Keith and Dr. Anderson are former officers of Safeguard and Mr. Keith is a director of Safeguard.

     Technology Leaders II Management L.P., a limited partnership, is the sole general partner of Technology Leaders II L.P. and a co-general partner of Technology Leaders II Offshore C.V. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are referred to in this Prospectus as "Technology Leaders II." Technology Leaders II Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders II. The general partners of Technology Leaders II Management, L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Robert E. Keith, Jr., Gary J. Anderson, M.D., Mark J. DeNino and Christopher Moller, Ph.D., a director of the Company, and (iii) four other corporations (the "TLA Corporations") owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of nine voting members including (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. DeNino, Dr. Moller, individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is a director of Safeguard.

     Safeguard Scientifics (Delaware), Inc., a privately held subsidiary of Safeguard, is a limited partner in Technology Leaders L.P. and Technology Leaders II, holding 3.3% of the aggregate limited partnership interest in Technology Leaders L.P. and 4.4% of the aggregate limited partnership interest in Technology Leaders II L.P. Technology Leaders Management, Inc. holds directly or indirectly 31% of the general partnership interests in Technology Leaders Management L.P. and 39% of the general partnership interests in Technology Leaders II Management L.P.

     Internet Capital Group L.L.C. ("Internet Capital") is a limited liability company organized to invest in and provide strategic management and financial support to Internet companies. Walter Buckley, a Director of the Company, is the chief executive officer and a director of Internet Capital Group, Inc., the management company for Internet Capital. Mr. Buckley is a former officer of Safeguard. Robert Keith and Warren Musser are also members of Internet Capital's Board. Safeguard and Technology Leaders II collectively own approximately 37% of Internet Capital's ownership interests.

     Safeguard, Technology Leaders I and Technology Leaders II collectively beneficially own approximately 41% of the voting common stock of XL Vision and approximately 97% of the non-voting convertible preferred stock of XL Vision and have the right to designate two of the nine members of XL Vision's Board of Directors. In February 1998, the Company raised its initial equity capital through a private offering of its Series A Preferred Stock primarily to XL Vision's stockholders. In May 1998 and June 1998, the Company sold an aggregate of 300,000 shares of its Series B Preferred Stock to Technology Leaders I, Technology Leaders II and Internet Capital.

     Integrated Visions is a privately held subsidiary of XL Vision. XL Vision controls 100% of the voting rights of Integrated Visions and approximately 36% of its issued and outstanding common stock. Integrated Visions is engaged in the business of providing integrated security solutions incorporating biometric technology to its clients in vertical markets such as healthcare and financial services. In July 1998, the Company entered into a VAR agreement with Integrated Visions pursuant to which Integrated Visions was granted the right to market and sell the TactileSense fingerprint device on a non-exclusive basis as a component of and in conjunction with the sale of computer hardware, software and/or systems integration services to non-retail end users and to other third party resellers in vertical markets. See -- "Strategic Alliances." Dr. Scott, a director of the Company, owns approximately 13% of the issued and outstanding common stock of Integrated Visions. Dr. Scott's shares of Integrated Visions are restricted shares granted pursuant to XL Vision's Long Term Incentive Plan and as such, the voting rights related to his shares are controlled by XL Vision. Dr. Scott is the Chairman of the Board of Integrated Visions and the Chairman of the Board and Chief Executive Officer of XL Vision. Dr. Dickinson and Dr. Hsieh received from XL Vision grants of 50,000 and 25,000 shares, respectively, of restricted stock in Integrated Visions.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid or accrued from the inception of the Company through December 31, 1997 with respect to the Company's Chief Executive Officer and its other most highly compensated executive officer who earned total salary and bonus in excess of $100,000 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM COMPENSATION
                                              ANNUAL         ---------------------------
                                          COMPENSATION(1)     RESTRICTED     SECURITIES
                                         -----------------      STOCK        UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR   SALARY     BONUS     AWARDS(4)     OPTIONS/SARS   COMPENSATION
-------------------------------   ----   -------   -------   ------------   ------------   ------------
Alexander G. Dickinson,
  Ph.D.(2)
  Chief Executive Officer......   1997   $98,470   $40,000     $31,875            --         $43,532

Tzu-Chiang Hsieh, Ph.D.(3)
  Vice President and Chief
  Operating Officer............   1997    80,000    31,000      13,125            --          23,350

------------------
(1) Except as otherwise noted, the annual compensation described in this table reflects actual salary and bonus paid to such executive officers from the inception of the Company through December 31, 1997. In 1997, Drs. Dickinson and Hsieh were paid based upon an annual salary of $160,000 and $130,000, respectively. The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Officers which do not exceed the lesser of $50,000 or 10% of the aggregate of any such Named Officer's salary and bonus.

(2) Dr. Dickinson joined the Company on May 22, 1997. Included in Dr. Dickinson's All Other Compensation is the reimbursement by the Company of relocation expenses of $42,609 and a Company contribution of $923 to his 401(k) Plan account. Dr. Dickinson earned a bonus of $40,000 for 1997, which was paid in 1998.

(3) Dr. Hsieh joined the Company on May 19, 1997. Included in Dr. Hsieh's All Other Compensation is a Company contribution of $1,050 to his 401(k) Plan account and a $22,300 buyout of XL Vision stock. Dr. Hsieh earned a bonus of $31,000 for 1997, which was paid in 1998.

(4) In November 1997, Drs. Dickinson and Hsieh were granted restricted stock grants in the Company of 531,250 and 218,750 shares, respectively, at a deemed value of $0.06 per share. These amounts were reported as additional paid compensation to these individuals.

     The Named Officers do not hold any options to purchase the Company's Common Stock and no stock options were granted by the Company to the Named Officers in 1997.

EQUITY COMPENSATION PLAN

     The Company has adopted the Who? Vision Systems, Inc. 1997 Equity Compensation Plan (the "Plan") pursuant to which it has awarded, and may in the future award, stock options, restricted stock and equity compensation awards to its employees, non-employee directors and independent contractors.

     The Plan provides for the issuance to employees, non-employee directors and eligible independent contractors of up to 2,400,000 shares of Common Stock pursuant to the grant of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), Stock Appreciation Rights ("SARs") and restricted stock awards. The maximum aggregate number of shares of stock that shall be subject to grants under the Plan to any recipient shall not exceed 625,000. The Plan is administered by a committee of two or more non-employee directors appointed by the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee has the authority to determine to whom stock options and equity compensation awards will be granted and the terms of the awards granted, including the number of shares subject to each award, vesting and exercise provisions and the duration of an award, to amend the terms of any outstanding award and to generally deal with any other matters arising under the Plan.

     As of July 10, 1998, options to purchase a total of 706,425 shares of Common Stock, at a weighted average exercise price per share of $1.54 were outstanding. Options to purchase a total of 15,625 shares were vested and exercisable as of July 10, 1998. As of July 10, 1998, the Company had an additional 868,575 shares of Common Stock available for future grants and other issuances under the Plan. The Company also granted 750,000 shares of restricted stock under the Plan. Options for 75,000 shares have been exercised.

     The option price per share of stock under the Plan shall be determined by the Committee at the time of each grant, provided, however, that the option price per share for any ISO shall not be less than 100% of the fair market value of the stock at the time of the grant. If a 10% stockholder receives an ISO, the exercise price shall not be less than 110% of the fair market value at the time of grant. The term of each stock option shall be fixed by the Committee, but shall not exceed ten years. In the case of a 10% stockholder, the term shall not exceed five years. Stock options shall be exercisable at such time or times as shall be determined by the Committee. Payment for the exercise of an option shall be made by cash, check or other instrument as the Committee may accept, including, in the discretion of the Committee, unrestricted stock of the Company. The Committee may also agree to allow an optionholder to elect to cash out the excess of the fair market value over the option price of all or a portion of a stock option. The Committee may also grant, in its sole discretion, a "cashless exercise" feature for the exercise of stock options.

     The Board of Directors may amend or revise the terms of the Plan in any respect whatsoever, provided, that certain amendments of the Plan are subject to shareholder approval. Unless sooner terminated, the Plan will terminate in 2007.

     Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to meet the requirements of Treasury Regulation section 1.162-27(f), and the options granted under the Plan are intended to meet the requirements of "performance-based compensation."

                              CERTAIN TRANSACTIONS

     The Company's business commenced as an unincorporated business division of XL Vision in May 1997 to develop fingerprint identification technologies. From inception of the business through its incorporation as a separate entity on June 30, 1997, the Company incurred approximately $184,000 in operating costs. As of 1997, the assets and liabilities of the Company's business were transferred to the Company in exchange for the assumption of a liability to XL Vision totaling approximately $126,000. Operations of the Company subsequent to inception have been funded by loans from XL Vision. In November 1997, 4,223,281 shares of Common Stock were issued to XL Vision at a purchase price of $0.06 per share. As of January 14, 1998, the Company issued a promissory note in the principal amount of $10.0 million bearing interest at 7% in consideration for the one-time transfer of the TactileSense technology to the Company. XL Vision has agreed to provide funding to the Company as reasonably required for its working capital needs until the first to occur of (i) the initial public offering of the Company and (ii) September 30, 1999. In connection with this commitment, the Company entered into a loan agreement with XL Vision covering all amounts loaned by XL Vision for working capital. The loan bears interest at the prime lending rate plus 1%. Both the note and the loan are due in full upon the earlier of the closing of the Company's initial public offering and September 30, 1999.

     In February 1998, the Company closed a private placement of 8,258,881 shares of Series A Preferred Stock to certain stockholders of XL Vision, including Safeguard, Technology Leaders I, Technology Leaders II, Charles A. Root and Walter W. Buckley, III. All of the shares in the private placement were sold at a purchase price of $1.00 per share. The Company used a portion of the proceeds from the private placement to repay a portion of the debt to XL Vision. In connection with the purchase of shares in the private placement, the purchasers were granted certain registration rights. See "Shares Eligible for Future Sale -- Registration Rights." In addition, the holders of Series A Preferred Stock are entitled to elect two members of the Company's Board of Directors for as long as the Series A Preferred Stock remains outstanding. The holders entered into an agreement to vote their shares of Series A Preferred Stock to elect one designee of Safeguard and one designee of Technology Leaders I and Technology Leaders II, together, to the Company's Board of Directors. Also, in connection with the private placement, the Company agreed with Safeguard to make a rights offering of its Common Stock to holders of Safeguard Common Shares under certain circumstances. Upon consummation of this offering, all shares of Series A Preferred Stock will automatically convert into Common Stock.

     In May and June 1998, the Company closed a private placement of 1,400,000 shares of Series B Preferred Stock, of which 300,000 shares were issued to Safeguard affiliates, including Technology Leaders I, Technology Leaders II, Technology Leaders I Offshore, Technology Leaders II Offshore, and Internet Capital Group. All of the shares in the private placement were sold at a purchase price of $3.00 per share. Upon consummation of this offering, all shares of Series B Preferred Stock will automatically convert into Common Stock.

     The Company has entered into an Administrative Services Agreement with Safeguard and XL Vision. This agreement requires XL Vision and Safeguard to provide certain administrative services for the Company including management consultation, investor relations, financial management, human resources management, legal services, insurance program administration, audit administration, tax planning, income tax return preparation and other services. The Administrative Services Agreement requires the Company to accrue an annual fee payable quarterly to XL Vision and Safeguard based upon an aggregate of 1.5% of gross revenues subject to an annual limit of $300,000 and a minimum amount of $100,000. The fee is only payable upon achievement of positive cash flow from operations. The Administrative Services Agreement extends through May 18, 2003 and continues thereafter unless terminated by any party.

     The Company also entered into a Direct Charge Administrative Services Agreement with XL Vision. Under this agreement, XL Vision provides administrative services to the Company at the request of the Company as needed. The Company accrues fees payable to XL Vision monthly based on actual hours incurred at individual rates of XL Vision employees who perform the services plus actual costs incurred. The Direct Charge Administrative Services Agreement is on a month-to-month basis and provides for termination by either party with 30 days written notice.

     In July 1998, the Company entered into a VAR agreement with Integrated Visions, which is engaged in the business of providing integrated security solutions incorporating biometric identification to its clients in vertical markets such as healthcare and financial services. Integrated Visions is a subsidiary of XL Vision. See "Management -- Certain Relationships."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as calculated pursuant to Rule 13d-3 of the Exchange Act as of the date of this Prospectus and as adjusted to reflect the sale of the shares offered hereby (i) by each selling stockholder, (ii) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (iii) by each director of the Company, (iv) by each Named Officer and (v) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                              BENEFICIAL OWNERSHIP                         BENEFICIAL OWNERSHIP
                                            PRIOR TO THE OFFERING(1)      NUMBER OF       AFTER THIS OFFERING(1)
                                            ------------------------     SHARES TO BE     ----------------------
                                            NUMBER OF                      SOLD IN        NUMBER OF
NAME AND ADDRESS                              SHARES     PERCENTAGE    THIS OFFERING(2)    SHARES     PERCENTAGE
----------------                            ----------   -----------   ----------------   ---------   ----------
Safeguard Scientifics, Inc.(3)............  5,341,989       36.1%          116,667        5,225,322      24.6%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
XL Vision, Inc.(4)........................  1,769,031       12.0           200,000        1,569,031       7.4
  10305 102nd Terrace
  Sebastian, FL 32958
Technology Leaders II(4)..................  1,204,839        8.2                --        1,204,839       5.7
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Technology Leaders I(4)...................  1,130,592        7.6                --        1,130,592       5.3
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Citicorp Venture Capital, Ltd.............    765,000        5.2                --          765,000       3.6
  399 Park Avenue
  14th Floor, Zone 4
  New York, NY 10043
Alexander G. Dickinson, Ph.D.(5)..........    531,250        3.6                --          531,250       2.5
John S. Scott, Ph.D.(6)...................    501,250        3.4                --          501,250       2.4
Applewood Associates, L.P.................    437,472        3.0             8,333          429,139       2.0
Tzu-Chiang Hsieh, Ph.D.(7)................    234,375        1.6                --          234,375       1.1
James W. Kerrigan(8)......................     75,000          *                --           75,000         *
Charles A. Root...........................     40,365          *                --           40,365         *
Walter W. Buckley, III....................     32,812          *                --           32,182         *
Alex W. Hart..............................         --         --                --               --        --
Edward Anderson...........................         --         --                --               --        --
James Ionson, Ph.D........................         --         --                --               --        --
Christopher Moller, Ph.D.(9)..............         --         --                --               --        --
All executive officers and directors as a
  group (10 persons)(10)..................  1,415,052        9.6                --        1,415,052       6.6

------------------
*  Less than 1% of the outstanding Common Stock.

 (1) Solely for the purpose of the percentage ownership calculation for each beneficial owner depicted herein, the number of shares of Common Stock deemed outstanding prior to the offering (i) assumes 14,781,579 Common Stock outstanding as of the date of this Prospectus, (ii) the conversion of all shares of Preferred Stock outstanding as of the date of this prospectus, (iii) includes additional shares issuable pursuant to options held by such owner which may be exercised within 60 days after the date of this Prospectus ("presently exercisable options"), as set forth below, (iv) includes all restricted stock grants, as set forth below, and (v) includes additional shares to be issued to Phoenix prior to the date of the offering. Solely for the purpose of the percentage ownership calculation for each beneficial owner depicted herein, the number of shares of Common Stock deemed outstanding after the offering (i) assumes 21,281,579 shares of Common Stock will be outstanding upon the successful completion of this offering, (ii) includes shares of Common Stock which are subject to certain vesting conditions, and (iii) includes additional shares to be issued to Phoenix prior to the date of this offering. The beneficial ownership after this offering does not account for the exercise of rights by such stockholders in this offering.

 (2) Includes an aggregate of 325,000 shares of Common Stock being sold to certain persons selected by the Company. Assuming that the underwriter's over allotment option is exercised in full, Safeguard, XL Vision and Applewood Associates, L.P. will sell an additional 233,334 shares, 400,000 shares and 16,666 shares in this offering, respectively.

(3) The shares of Safeguard are held of record by Safeguard XL Capital, L.P., a limited partnership of which the sole general partner is Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard. The limited partnership interests are held by executives and employees of Safeguard, subject to vesting. Safeguard disclaims beneficial ownership of all but its proportionate interest in the shares held by the partnership. Excludes all shares of Common Stock beneficially owned by Technology Leaders I, Technology Leaders II, XL Vision and Internet Capital, in each of which Safeguard has a beneficial interest. See "Management -- Certain Relationships" for a description of the relationships between Safeguard, Technology Leaders I, Technology Leaders II, XL Vision and Internet Capital. The largest shareholder of Safeguard is Warren V. Musser, the chairman and chief executive officer of Safeguard, who is the record holder of approximately 9.0% of the total Safeguard Common Shares outstanding.

 (4) See "Management -- Certain Relationships" for a description of the relationships between Safeguard and Technology Leaders I, Technology Leaders II, XL Vision and Internet Capital.

 (5) Represents shares of Common Stock subject to certain vesting conditions.

 (6) Includes 501,250 shares held by a family partnership, and excludes 30,000 shares held by certain family members for which Dr. Scott disclaims beneficial ownership. Excludes shares owned by XL Vision, of which Dr. Scott is Chairman and Chief Executive Officer.

 (7) Includes 218,750 shares of Common Stock subject to certain vesting conditions and 15,625 shares issuable pursuant to stock options exercisable within 60 days after the date of this Prospectus.

 (8) Represents 75,000 shares of Common Stock subject to certain vesting conditions.

 (9) Excludes shares owned by Technology Leaders I and Technology Leaders II, for each of which Dr. Moller serves as an indirect general partner. Dr. Moller disclaims beneficial ownership of such shares.

(10) Includes 1,341,875 shares of Common Stock subject to certain vesting conditions and executive and director options exercisable within 60 days after the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.01 par value per share, and 15,000,000 shares of Preferred Stock, $.01 par value per share. As of July 10, 1998, there were 5,122,698 shares of Common Stock, 8,258,881 shares of Series A Preferred Stock and 1,400,000 shares of Series B Preferred Stock issued and outstanding.

COMMON STOCK

     As of July 10, 1998, there would have been 14,781,579 shares of Common Stock outstanding, after giving effect to the conversion of the shares of Preferred Stock. After giving effect to the issuance of the 6,500,000 shares of Common Stock offered by the Company hereby, there will be 21,281,579 shares of Common Stock outstanding.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast and, except as otherwise required by law, all other matters are determined by a majority of the votes cast. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. See "Risk Factors -- Control by Principal Stockholders." Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock which the Company may designate and issue in the future. See " -- Preferred Stock."

PREFERRED STOCK

     The Company, by resolution of the Board of Directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 15,000,000 shares of Preferred Stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any such class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. As of the date of this Prospectus, assuming conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into Common Stock, there will be no shares of Preferred Stock outstanding, and the Company has no plans to issue any shares of Preferred Stock.

RIGHTS

     The Company is granting on the date hereof the rights to the holders of Safeguard common shares. The rights, subject to minimum exercise requirements, are each exercisable for one share of Common Stock at an exercise price of $5.00 per share. Persons may not exercise rights for fewer than 20 shares of Common Stock. For purposes of this offering, a person that holds Safeguard common shares in multiple accounts must meet the 20 share minimum purchase requirement in each account. Accordingly, persons holding fewer than 20 rights in an account should consider the advisability of consolidating their rights in one account, selling rights, or purchasing additional rights to comply with the minimum exercise requirements of this offering. Rights may be transferred, in whole or in part, by endorsing and delivering to ChaseMellon a rights certificate that has been properly endorsed for transfer, with instructions to reissue the rights, in whole or in part, in the name of the transferee. ChaseMellon will reissue certificates for the transferred rights to the transferee, and will reissue a certificate for the balance, if any, to the holder of the rights, in each case to the extent it is able to do so prior to the expiration date of the rights. This offering will terminate and the rights will expire at 5:00 p.m., New York City time, on the
expiration date, which is             , 1998. After the expiration date of the
rights, unexercised rights will be null and void. For more information about the rights and the offering process, reference should be made to "The Offering" and to "Risk Factors -- Cancellation of Rights Offering."

LIMITATION ON LIABILITY

     The Company's Certificate of Incorporation limits or eliminates the liability of the Company's directors or officers to the Company or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the "DGCL"). The DGCL provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law and
(iv) for any transaction resulting in receipt by such person of an improper personal benefit.

     The Company intends to apply for directors' and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts to be effective contemporaneously with the closing of this offering. See "Business -- Legal Proceedings" for a discussion of pending litigation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The ability of the Company's Board to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as the Company's Board may determine in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors -- Possible Issuance of Preferred Stock," " -- Common Stock" and " -- Preferred Stock."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the DGCL prohibits certain business combinations between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or

(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder. See "Risk Factors -- Possible Issuances of Preferred Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 21,281,579 shares of Common Stock outstanding, excluding 706,425 shares of Common Stock subject to stock options outstanding as of July 10, 1998 and any stock options granted by the Company after July 10, 1998. Of these shares, the Common Stock sold by the Company and the selling stockholders in this offering, except for certain shares described below, will be freely tradeable without restriction or further registration under the Act. The remaining 14,456,579 shares of Common Stock (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance upon exemption from the registration requirements of the Act and are therefore deemed "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701. See "Risk Factors -- Shares Eligible for Future Sale."

     In general, under Rule 144 as currently in effect, if two years have elapsed since the date of acquisition of restricted securities from the Company or any affiliate and the acquiror or subsequent holder is not deemed to have been an affiliate of the Company for at least three months prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144(k) without regard to the limitations described below. If one year has elapsed since the date of acquisition of restricted securities from the Company or any affiliate, the acquiror or subsequent holder thereof (including persons who may be deemed affiliates of the Company) is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. Without considering the contractual restrictions described below, approximately (i) 1,250 Restricted Shares will be eligible for sale ninety days after the date of this Prospectus, subject to manner of sale and other resale conditions imposed by Rule 144, and
(ii) 14,455,329 Restricted Shares will be eligible for future sale subject to the holding period and other conditions imposed by Rule 144. Certain restrictions apply to any shares of Common Stock purchased in this offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144, except for the holding period requirements thereunder. See "Risk Factors -- Shares Eligible for Future Sale."

     Rule 144A under the Act provides a nonexclusive safe harbor exemption from the registration requirements of the Act of specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity, as long as these securities when issued were not of the same class as securities listed on a national securities exchange or quoted on Nasdaq. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

STOCK OPTIONS

     As of July 10, 1998, there were outstanding options to purchase an aggregate of 706,425 shares of Common Stock (none of which were exercisable at July 10, 1998) at a weighted average exercise price of $1.54 per share. As of July 10, 1998, the Company had an additional 868,575 shares of Common Stock available for future grant under the Plan. The holders of options which are exercisable upon the offering to purchase a total of 15,625 shares are subject to Lock-Up Agreements, which restrict, until after the Lock-Up Expiry Date (without the prior written consent of the underwriter), the holders' ability to sell or otherwise dispose of Common Stock acquired upon the exercise of such options. See "Management -- Equity Compensation Plan."

     The Company issued options and underlying shares of Common Stock to employees of the Company who were not executive officers and directors of the Company pursuant to Rule 701. Under Rule 701, employees of the Company who prior to this offering purchased shares upon the exercise of options granted under the Plan are entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and they may begin making such sales on the 90th day after the date of this Prospectus. Rule 701 also permits the shares subject to unexercised options granted under the Plan to be sold upon exercise without having to comply with the foregoing provisions of Rule 144. As of July 10, 1998, approximately 518,925 shares of Common Stock and shares of Common Stock subject to unexercised options will be eligible for sale under Rule 701 by Company employees (subject to applicable vesting provisions).

     It is anticipated that a Registration Statement on Form S-8 covering the Common Stock that may be issued pursuant to the options granted under the Plan will be filed prior to the Lock-Up Expiry Date and that shares of Common Stock that are so acquired and offered thereafter pursuant to this Registration Statement generally may be resold in the public market without restriction or limitation, except in the case of affiliates of the Company, whom generally may only resell such shares in accordance with each provision of Rule 144, other than the holding period requirement.

LOCK-UP AGREEMENTS

     The Principal Stockholders, who will beneficially own 9,129,785 shares of Common Stock after the completion of this offering, certain other shareholders of the Company and each executive officer and director of the Company have agreed with the underwriter that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriter. In addition, Warren V. Musser has agreed that he and/or his assignees will not sell or otherwise dispose of 280,000 shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriter.

REGISTRATION RIGHTS

     The Company has granted certain piggyback and demand registration rights to holders of Preferred Stock. Holders of a certain number of shares of Preferred Stock have the right to request that the Company effect the registration, under the Act, of the Common Stock issuable upon the conversion of the Preferred Stock, provided that the securities to be registered have a value of at least $5,000,000. These registration rights become exercisable at any time after the earlier of six months after the completion of this offering and January 13, 2002. In addition, the holders of Preferred Stock have the right to include their securities in the offerings of the Company's securities under the Act. By exercising such registration rights, subject to certain limitations, such holders could cause a significant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All holders of registration rights have waived their respective rights to participate in this offering.

                                  UNDERWRITING

     The Company, the selling stockholders and the underwriter have entered into the Standby Underwriting Agreement on the date hereof, pursuant to which the underwriter is required, subject to certain terms and conditions (all of which are set forth below), to purchase the shares of Common Stock offered and not purchased in the rights offering (the "Excess Unsubscribed Shares"). If all of the rights are exercised, there will be no Excess Unsubscribed Shares.

     The underwriter has agreed subject to the condition that the Company and the selling stockholders comply with their obligations under the Standby Underwriting Agreement and subject to the underwriter's right to terminate its obligations under the Standby Underwriting Agreement (as specified below), to purchase all of the Excess Unsubscribed Shares. The Company will pay the underwriter the financial advisory fee equal to 3% of the exercise price for each share of Common Stock included in this offering. The financial advisory fee is for services and advice rendered in connection with the structuring of the offering, valuation of the business of the Company and financial advice to the Company before and during the offering. An additional fee of 4% of the exercise price will be paid to the underwriter (i) for each share of Common Stock purchased by the underwriter pursuant to the Standby Underwriting Agreement and
(ii) for each share of Common Stock purchased upon the underwriter's exercise of rights if such rights were purchased by the underwriter at a time when the Common Stock was trading (on a "when-issued" basis) at a per share price of less than 120% of the exercise price or if the underwriter purchases such rights with Safeguard's prior written acknowledgment that it would be entitled to receive the underwriting discount for Common Stock purchased pursuant to the exercise of such rights. In addition, the Company has agreed to pay the underwriter a non-accountable expense allowance in the aggregate amount of $200,000, provided, however, such non-accountable expense allowance shall be reduced to $100,000 or zero if, on the Expiration Date, the closing price for the Common Stock traded on a "when issued" basis is at least $7.25 per share or greater than $8.25 per share, respectively. The selling stockholders have granted to the underwriter a 20-day option commencing on the Expiration Date to purchase a maximum of 650,000 additional shares of Common Stock at a per share price equal to the exercise price less the financial advisory fee and the underwriting discount. The underwriter may exercise such option in whole or in part only to cover over-allotments made in connection with the sale of shares of Common Stock by the underwriter.

     Prior to this Expiration Date, the underwriter may offer shares of Common Stock on a when-issued basis, including shares to be acquired through the purchase and exercise of rights, at prices set from time to time by the underwriter. It is not contemplated that the offering price set on any calendar day will be increased independently by the underwriter more than once during such day. After the Expiration Date, the underwriter may offer shares of Common Stock, whether acquired pursuant to the Standby Underwriting Agreement, the exercise of the rights or the purchase of Common Stock in the market, to the public at a price or prices to be determined. The underwriter may thus realize profits or losses independent of the underwriting discount and the financial advisory fee. Shares of Common Stock subject to the Standby Underwriting Agreement will be offered by the underwriter when, as and if sold to, and accepted by, the underwriter and will be subject to its right to reject orders in whole or in part.

     Prior to this offering, there has been no public market for the Common Stock or the rights. Consequently, the exercise price was determined by negotiations among the Company, the selling stockholders and the underwriter. In determining the exercise price, the underwriter, the selling stockholders and the Board of Directors of the Company considered such factors as the future prospects and historical growth rate in revenues and earnings of the Company; its industry in general and the Company's position in its industry; revenues, earnings and certain other financial and operating information of the Company in recent periods; market valuations of the securities of companies engaged in activities similar to those of the Company; the management of the Company; and, with respect to the Company, the advice of the underwriter.

     The underwriter will be prohibited from engaging in any market making activities with respect to the Company's when-issued Common Stock and Common Stock until the underwriter has completed its participation in the distribution of shares offered hereby. As a result, the underwriter may be unable to provide a market for the Company's when-issued Common Stock and Common Stock should it desire to do so during certain periods while the rights are exercisable.

     In connection with this offering, the underwriter and certain selling group members may engage in stabilizing, syndicate covering transactions or other transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. A "syndicate covering transaction" is the placing of any bid or the effecting of any purchase on the behalf of the underwriter to reduce a short position created in connection with this offering. After the opening of quotations for the Common Stock on the Nasdaq National Market, stabilizing bids for the purpose of preventing or retarding a decline in the market price may be initiated by the underwriter or selling group members in any market at a price no higher than the last independent transaction price for the Common Stock and then maintained, reduced or raised to follow the independent market. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities arising out of or based upon misstatements or omissions in this Prospectus or the Registration Statement of which this Prospectus is a part and certain other liabilities, including liabilities under the Act, and to contribute to certain payments that the underwriter may be required to make.

     The underwriter may terminate its obligations under the Standby Underwriting Agreement (i) if any calamitous domestic or international event or act or occurrence has disrupted the general securities market in the United States; (ii) if trading in the Common Stock (on a when-issued basis) shall have been suspended by the SEC or Nasdaq; (iii) if trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or in the over-the-counter market shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the NASD or by order of the SEC or any other government authority having jurisdiction; (iv) if the United States shall have become involved in a war or major hostilities which, in the underwriter's opinion, will affect the general securities market in the United States; (v) if a banking moratorium has been declared by a California, New York, Pennsylvania, Wisconsin or federal authority; (vi) if a moratorium in foreign exchange trading (with respect to a foreign exchange on which the Company's securities are traded) has been declared; (vii) if the Company shall have sustained a loss material to the Company by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not such loss shall have been insured, or from any labor dispute or any legal or governmental proceeding; (viii) if there shall be such material adverse market conditions (whether occurring suddenly or gradually between the date of this Prospectus and the closing of the offering) affecting markets generally as in the underwriter's reasonable judgment would make it inadvisable to proceed with the offering, sale or delivery of the shares of Common Stock offered hereby; or (ix) if there shall have been such material adverse change, or any development involving a prospective material adverse change, in the financial condition, net worth or results of operations of the Company since December 31, 1997 or in the business prospects or condition of the Company since the date of this Prospectus, or that materially and adversely impacts the Standby Underwriting Agreement.

     The Company has agreed that, without the prior written consent of the underwriter, it will not offer, sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock (or securities convertible into shares of Common Stock) (collectively, the "Securities") acquired in this offering or held by it as of the date hereof until after the Lock-Up Expiry Date, other than (i) Common Stock to be sold in this offering, (ii) Company option issuances and sales of Common Stock pursuant to the Plan and (iii) Securities issued as consideration for an acquisition if the party being issued the Securities agrees not to transfer, sell, offer for sale, contract or otherwise dispose of such Securities until after the Lock-Up Expiry Date. The Principal Stockholders, each executive officer and each director of the Company and certain other stockholders, who will in the aggregate own approximately 11,798,351 shares of Common Stock after the completion of the offering and will be deemed to beneficially own an additional 15,625 shares of Common Stock, have agreed with the underwriter that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriter. See "Management -- Equity Compensation Plan" and "Shares Eligible for Future Sale." In addition, Warren V. Musser has agreed that he and/or his assignees will not sell or otherwise dispose of 280,000 shares of Common Stock without the prior written consent of the underwriter. See "Management -- Equity Compensation Plan" and "Shares Eligible for Future Sale."

                                 LEGAL MATTERS

     The validity of the rights and shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriter by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and for the period from May 1, 1997 (inception) through June 29, 1997, the period from June 30, 1997 (incorporation) through December 31, 1997 and the period from May 1, 1997 (inception) through December 31, 1997 have been included in this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Act with respect to the Common Stock and Rights offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock and Rights offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding the Company.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report.............................................   F-2

Balance Sheets as of December 31, 1997 and March 31, 1998
  (unaudited)............................................................   F-3

Statements of Operations for the period from May 1, 1997
  (inception) through June 29, 1997, the period from June
  30, 1997 (incorporation) through December 31, 1997, the
  period from May 1, 1997 (inception) through December 31,
  1997, the three months ended March 31, 1998 (unaudited)
  and the period from May 1, 1997 (inception) through March
  31, 1998 (unaudited)...................................................   F-4

Statements of Stockholders' Equity (Deficit) for the period
  from May 1, 1997 (inception) through June 29, 1997, the
  period from June 30, 1997 (incorporation) through December
  31, 1997 and the three months ended March 31, 1998
  (unaudited)............................................................   F-5

Statements of Cash Flows for the period from May 1, 1997
  (inception) through June 29, 1997, the period from June
  30, 1997 (incorporation) through December 31, 1997, the
  period from May 1, 1997 (inception) through December 31,
  1997, the three months ended March 31, 1998 (unaudited)
  and the period from May 1, 1997 (inception) through March
  31, 1998 (unaudited)...................................................   F-6

Notes to Financial Statements............................................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Who? Vision Systems, Inc.:

We have audited the accompanying balance sheet of Who? Vision Systems, Inc. (a development stage enterprise) as of December 31, 1997 and the related statements of operations, stockholders' equity (deficit) and cash flows of Who? Vision Systems (a development stage enterprise), a division of XL Vision, Inc., for the period from May 1, 1997 (inception) through June 29, 1997, and Who? Vision Systems, Inc. (a development stage enterprise) for the period from June 30, 1997 (incorporation) through December 31, 1997, and for the cumulative development stage from May 1, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Who? Vision Systems, Inc. (a development stage enterprise) at December 31, 1997 and the results of operations and cash flows of Who? Vision Systems (a development stage enterprise), a division of XL Vision, Inc., for the period from May 1, 1997 (inception) through June 29, 1997, and Who? Vision Systems, Inc. (a development stage enterprise) for the period from June 30, 1997 (incorporation) through December 31, 1997, and for the cumulative development stage from May 1, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Orlando, Florida
April 22, 1998, except for note 10, which is as of July 16, 1998

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                            DECEMBER 31,        MARCH 31,
                                                                1997              1998
                                                            ------------       -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash....................................................   $      500        $     1,258
  Prepaid expenses........................................        6,734             29,189
                                                             ----------        -----------
        Total current assets..............................        7,234             30,447
Property and equipment, net (note 3)......................      170,336            202,268
Deposits and other........................................       10,136            161,434
                                                             ----------        -----------
        Total assets......................................   $  187,706        $   394,149
                                                             ==========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................   $  209,541        $   228,917
  Accrued liabilities:
     Salaries and benefits................................      167,599            204,405
     Other................................................       19,776              9,868
  Due to XL Vision, Inc. (note 7).........................    2,728,448          6,156,966
                                                             ----------        -----------
        Total current liabilities.........................    3,125,364          6,600,156
                                                             ----------        -----------
Commitments and contingencies (notes 8 and 10)
Stockholders' equity (deficit) (notes 4, 6 and 10):
  Preferred stock, $.01 par value, authorized 15,000,000
     shares:
     Series A preferred stock, (aggregate involuntary
        liquidation preference of $-0- and $8,430,847 in
        1997 and 1998, respectively), designated 8,300,000
        shares, issued and outstanding -0- shares in 1997
        and 8,258,881 in 1998.............................           --             82,589
     Series B preferred stock, designated 1,400,000
        shares, issued and outstanding -0- shares in 1997
        and 1998..........................................           --                 --
  Common stock $.01 par value, authorized 60,000,000
     shares, issued and outstanding 5,037,031 shares in
     1997 and 5,040,698 shares in 1998....................       50,370             50,407
  Additional paid-in capital..............................      251,787          8,428,959
  Accumulated deficit during the development stage........   (3,239,815)       (14,767,962)
                                                             ----------        -----------
        Total stockholders' equity (deficit)..............   (2,937,658)        (6,206,007)
                                                             ----------        -----------
        Total liabilities and stockholders' equity
           (deficit)......................................   $  187,706        $   394,149
                                                             ==========        ===========

                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                  PERIOD FROM     PERIOD FROM     PERIOD FROM                   PERIOD FROM
                                  MAY 1, 1997    JUNE 30, 1997    MAY 1, 1997                   MAY 1, 1997
                                  (INCEPTION)   (INCORPORATION)   (INCEPTION)    THREE MONTHS   (INCEPTION)
                                    THROUGH         THROUGH         THROUGH         ENDED         THROUGH
                                   JUNE 29,      DECEMBER 31,     DECEMBER 31,    MARCH 31,      MARCH 31,
                                     1997            1997             1997           1998           1998
                                  -----------   ---------------   ------------   ------------   ------------
                                  (DIVISIONAL                                    (UNAUDITED)    (UNAUDITED)
                                  OPERATIONS
                                  -- NOTE 1)
Revenue.........................   $      --      $        --     $        --    $         --   $         --
Cost of revenue.................          --               --              --              --             --
                                   ---------      -----------     -----------    ------------   ------------
        Gross profit (loss).....          --               --              --              --             --
                                   ---------      -----------     -----------    ------------   ------------
Operating expenses:
  Selling, general and
     administrative.............     123,940        1,440,406       1,564,346         642,612      2,206,958
  Research and development
     (notes 8 and 10)...........      58,804        1,540,950       1,599,754      10,730,742     12,330,496
                                   ---------      -----------     -----------    ------------   ------------
        Total operating
           expenses.............     182,744        2,981,356       3,164,100      11,373,354     14,537,454
                                   ---------      -----------     -----------    ------------   ------------
        Profit (loss) from
           operations...........    (182,744)      (2,981,356)     (3,164,100)    (11,373,354)   (14,537,454)
                                   ---------      -----------     -----------    ------------   ------------
  Interest expense (note 7).....      (1,216)         (74,499)        (75,715)       (154,793)      (230,508)
                                   ---------      -----------     -----------    ------------   ------------
        Profit (loss) before
           income taxes.........    (183,960)      (3,055,855)     (3,239,815)    (11,528,147)   (14,767,962)
Income tax expense (benefit)
  (note 5)......................          --               --              --              --             --
                                   ---------      -----------     -----------    ------------   ------------
        Net profit (loss).......   $(183,960)     $(3,055,855)    $(3,239,815)   $(11,528,147)  $(14,767,962)
                                   =========      ===========     ===========    ============   ============
Net profit (loss) subsequent to
  incorporation (notes 1 and
  2)............................                  $(3,055,855)                   $(11,528,147)
                                                  ===========                    ============
Net profit (loss) per common
  share subsequent to
  incorporation
  (notes 1 and 2):
     Basic......................                  $     (2.46)                   $      (2.29)
                                                  ===========                    ============
     Diluted....................                  $     (2.46)                   $      (2.29)
                                                  ===========                    ============
Weighted average number of
  common shares outstanding.....                    1,241,467                       5,040,127

                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                           ACCUMULATED
                           PREFERRED STOCK        PREFERRED STOCK                                            DEFICIT
                               SERIES A               SERIES B             COMMON STOCK       ADDITIONAL    DURING THE
                         --------------------   --------------------   --------------------    PAID-IN     DEVELOPMENT
                           SHARES     AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL        STAGE
                         ----------   -------   ----------   -------   ----------   -------   ----------   ------------
Balances at May 1, 1997
  (inception)..........          --   $    --           --   $    --           --   $    --   $       --   $         --
Net profit (loss)......          --        --           --        --           --        --           --       (183,960)
                         ----------   -------   ----------   -------   ----------   -------   ----------   ------------
Balances at June 29,
  1997.................          --        --           --        --           --        --           --       (183,960)
Issuance of common
  stock to XL Vision
  upon incorporation...          --        --           --        --        1,250        10           --             --
Issuance of common
  stock to XL Vision
  for cash (note 7)....          --        --           --        --    4,223,281    33,786      219,611             --
Grant of common stock
  to officers as
  compensation
  (note 6).............          --        --           --        --      750,000     6,000       39,000             --
Grant of common stock
  to The Phoenix Group,
  Inc. (note 8)........          --        --           --        --       62,500       625        3,125             --
Five for four common
  stock split (note
  9)...................          --        --           --        --           --     9,949       (9,949)            --
Net profit (loss)......          --        --           --        --           --        --           --     (3,055,855)
                         ----------   -------   ----------   -------   ----------   -------   ----------   ------------
Balances at December
  31, 1997.............          --        --           --        --    5,037,031    50,370      251,787     (3,239,815)
Sale of Series A
  preferred stock for
  cash (notes 4 and 10)
  (unaudited)..........   8,258,881    82,589           --        --           --        --    8,176,292             --
Grant of common stock
  to The Phoenix Group,
  Inc. (note 8)
  (unaudited)..........          --        --           --        --        3,667        37          880             --
Net profit (loss)
  (unaudited)..........          --        --           --        --           --        --           --    (11,528,147)
                         ----------   -------   ----------   -------   ----------   -------   ----------   ------------
Balances at March 31,
  1998 (unaudited).....   8,258,881   $82,589           --   $    --    5,040,698   $50,407   $8,428,959   $(14,767,962)
                         ==========   =======   ==========   =======   ==========   =======   ==========   ============


                            TOTAL
                         ------------
Balances at May 1, 1997
  (inception)..........  $         --
Net profit (loss)......      (183,960)
                         ------------
Balances at June 29,
  1997.................      (183,960)
Issuance of common
  stock to XL Vision
  upon incorporation...            10
Issuance of common
  stock to XL Vision
  for cash.............       253,397
Grant of common stock
  to officers as
  compensation.........        45,000
Grant of common stock
  to The Phoenix Group,
  Inc. (note 8)........         3,750
Five for four common
  stock split (note
  9)...................            --
Net profit (loss)......    (3,055,855)
                         ------------
Balances at December
  31, 1997.............    (2,937,658)
Sale of Series A
  preferred stock for
  cash (note 4)
  (unaudited)..........     8,258,881
Grant of common stock
  to The Phoenix Group,
  Inc. (note 8)
  (unaudited)..........           917
Net profit (loss)
  (unaudited)..........   (11,528,147)
                         ------------
Balances at March 31,
  1998 (unaudited).....  $ (6,206,007)
                         ============

                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                   PERIOD
                                                    FROM         PERIOD FROM     PERIOD FROM                   PERIOD FROM
                                                 MAY 1, 1997    JUNE 30, 1997    MAY 1, 1997                   MAY 1, 1997
                                                 (INCEPTION)   (INCORPORATION)   (INCEPTION)    THREE MONTHS   (INCEPTION)
                                                   THROUGH         THROUGH         THROUGH         ENDED         THROUGH
                                                  JUNE 29,      DECEMBER 31,     DECEMBER 31,    MARCH 31,      MARCH 31,
                                                    1997            1997             1997           1998           1998
                                                 -----------   ---------------   ------------   ------------   ------------
                                                 (DIVISIONAL                                    (UNAUDITED)    (UNAUDITED)
                                                 OPERATIONS
                                                 -- NOTE 1)
Cash flows from development stage activities:
  Net profit (loss)............................   $(183,960)     $(3,055,855)    $(3,239,815)  $(11,528,147)   $(14,767,962)
  Adjustments to reconcile net profit (loss) to
    net cash used in operating activities:
      Depreciation and amortization............         105           18,777          18,882         13,637          32,519
      Non-cash compensation -- issuance of
         common stock..........................          --           45,000          45,000             --          45,000
      Non-cash consideration for software
         license -- issuance of common stock...          --            3,750           3,750            917           4,667
      Changes in operating assets and
         liabilities:
         Prepaid expenses......................          --           (6,734)         (6,734)       (22,455)        (29,189)
         Deposits..............................          --          (10,136)        (10,136)      (151,298)       (161,434)
         Accounts payable......................      71,102          138,439         209,541         19,376         228,917
         Accrued liabilities...................      38,391          148,984         187,375         26,898         214,273
                                                  ---------      -----------     -----------    -----------    ------------
         Net cash used in operating
           activities..........................     (74,362)      (2,717,775)     (2,792,137)   (11,641,072)    (14,433,209)
                                                  ---------      -----------     -----------    -----------    ------------
Cash flows from investing activities:
  Purchases of property and equipment..........     (51,336)        (137,882)       (189,218)       (45,569)       (234,787)
                                                  ---------      -----------     -----------    -----------    ------------
Cash flows from financing activities:
  Net borrowings from XL Vision, Inc...........     125,698        2,602,750       2,728,448      3,428,518       6,156,966
  Sale of common stock.........................          --          253,407         253,407             --         253,407
  Sale of preferred stock......................          --               --              --      8,258,881       8,258,881
                                                  ---------      -----------     -----------    -----------    ------------
         Net cash provided by financing
           activities..........................     125,698        2,856,157       2,981,855     11,687,399      14,669,254
                                                  ---------      -----------     -----------    -----------    ------------
         Net increase in cash..................          --              500             500            758           1,258
Cash -- beginning of period....................          --               --              --            500              --
                                                  ---------      -----------     -----------    -----------    ------------
Cash -- end of period..........................   $      --      $       500     $       500    $     1,258    $      1,258
                                                  =========      ===========     ===========    ===========    ============
Supplemental cash flows disclosure:
  Cash paid for interest.......................   $      --      $        --     $        --    $        --    $         --
                                                  =========      ===========     ===========    ===========    ============

                See accompanying notes to financial statements.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


(1) ORGANIZATION

     Who? Vision Systems, Inc. (a development stage enterprise) ("Who? Vision" or the "Company") is a Delaware corporation. Prior to the incorporation of the Company on June 30, 1997, the Company's business was conducted as the Who? Vision Systems Division (the "Division") of XL Vision, Inc. ("XL Vision").

     On June 30, 1997, the assets and liabilities of the Division were contributed to the Company, which was a wholly-owned subsidiary of XL Vision. This transaction was accounted for as a reorganization of entities under common control and, accordingly, the assets and liabilities were recorded at their historical book value. As of the date of incorporation, the Division had assets of $51,231, assumed liabilities of $235,191 and had an accumulated deficit of $183,960. The Company assumed a liability to XL Vision totaling $125,688 after $10 in consideration for the issuance of 1,250 shares of common stock. Operations of the Company subsequent to incorporation have been funded by loans from XL Vision (see note 7).

     On January 14, 1998, the Company entered into an agreement with XL Vision for the transfer of certain technology that will be used by the Company in the sale of its products for $10,000,000 (see note 10). In February 1998, the Company raised $8,258,881 from a private equity placement. The proceeds were used to fund the repayment of amounts due to XL Vision.

     The accompanying financial statements for the period from May 1, 1997 (inception) through June 29, 1997 reflect operations within XL Vision. Significant management assumptions were made in allocating indirect costs from XL Vision in order to present the balance sheet and statement of operations for that period. The Company was allocated all incremental costs and certain indirect or common costs based upon the proportional value of all expenses incurred by XL Vision. Management of the Company believes the allocated costs reasonably reflect the costs of the entity as if it were on a stand alone basis.

     From inception on May 1, 1997, the Company has devoted substantially all of its resources to developing its TactileSense(Trademark) fingerprint identification technology which it intends to manufacture and distribute to various markets through strategic partners. In order to fulfill its manufacturing and distribution requirements, the Company has selected original equipment manufacturing partners which provide existing global sales, manufacturing and distribution infrastructures in the Company's target markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) DEVELOPMENT STAGE

     From the inception of the Company on May 1, 1997, the Company was considered to be in the development stage as defined by the Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." Until the Company begins to realize significant revenue associated with its planned operations, the Company will be considered in the development stage.

  (B) MANAGEMENT'S PLANS

     At March 31, 1998, the Company had a working capital deficiency of $6,569,709 and a stockholders' deficit of $6,206,007. Management expects additional working capital requirements as the Company continues its marketing and development efforts leading to initial revenues from its products. The Company's business plans anticipate reliance on manufacturing and distribution of its products through two or more companies. In addition, to support the Company's future cash needs, it may consider additional debt or equity financing. XL Vision has agreed to fund the Company's operations for at least eighteen months from March 31, 1998 or until the successful completion of the

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Company's initial public offering ("IPO"). Although management believes that its IPO will be successful, there can be no assurances that it will be achieved or that the Company will be successful in raising other financing. The Company anticipates that net proceeds from its planned IPO of common stock (see note 10) will be sufficient to satisfy its operating cash needs for at least eighteen months following the IPO. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its marketing and development activities.

  (C) INTERIM FINANCIAL INFORMATION

     The financial statements for the period ended March 31, 1998 are unaudited but reflect adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  (D) REVENUE RECOGNITION

     The Company will recognize revenue in accordance with the terms of the sale, generally as products are shipped by the Company to its customers.

  (E) DEPRECIATION AND AMORTIZATION

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets which are generally 5 years for engineering and manufacturing equipment and 3-7 years for all other assets.

  (F) RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. Research and development costs in 1998 includes a one-time technology fee payable to XL Vision in the amount of $10,000,000 (see note 10).

  (G) INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Prior to June 30, 1997, the Company operated as a division of XL Vision.

  (H) STOCK-BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  (I) USE OF ESTIMATES

     The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates. In particular, as further described in note 1, significant assumptions were made to allocate indirect costs from XL Vision to Who? Vision for the period prior to incorporation.

  (J) NET PROFIT (LOSS) PER SHARE

     Net profit (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net profit (loss) allocable to common stockholders by the weighted average number of shares of common stock outstanding. As of December 31, 1997 and March 31, 1998, the Company has certain options and convertible preferred stock (see notes 4 and 6), which have not been used in the calculation of diluted net profit (loss) per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net profit (loss) per share allocable to common stockholders are equal. Calculation of net profit (loss) per share is based upon operations subsequent to the initial capitalization (incorporation) of the Company on June 30, 1997.

     Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the IPO are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of net profit (loss) per share; the Company did not have any such issuances.

  (K) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments.

(3) PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment:

                                                           DECEMBER 31,       MARCH 31,
                                                               1997             1998
                                                           ------------      -----------
                                                                             (UNAUDITED)
Office and computer equipment........................        $119,732          $143,752
Furniture and fixtures...............................          12,169            12,644
Engineering and manufacturing equipment..............          57,317            61,732
Leasehold improvements...............................              --            16,659
                                                             --------          --------
                                                              189,218           234,787
Less: accumulated depreciation and amortization......         (18,882)          (32,519)
                                                             --------          --------
Total property and equipment, net....................        $170,336          $202,268
                                                             ========          ========

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

(4) PREFERRED STOCK

     As of December 31, 1997, the Company had authorized the issuance of 10,000,000 shares of preferred stock and had designated 8,300,000 as Series A shares (see note 10).

     SERIES A -- Each share of Series A preferred stock is convertible into one share of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series A preferred stock outstanding. The Series A preferred stock is automatically converted into common stock upon a qualified initial public offering of at least $10,000,000 with a Company valuation of at least $35,000,000 or upon a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc. ("Safeguard") (see note 10). The holders of Series A preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company. The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year (pro rated for partial year) from January 14, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation.

     SERIES B -- Each share of Series B preferred stock is convertible into one share of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series B preferred stock outstanding. The Series B preferred stock is required to be converted upon a qualified initial public offering of at least $10,000,000 with a Company valuation of at least $35,000,000 or a public rights offering of the Company to shareholders of Safeguard (see note 10). The Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $3.00 per share plus an additional $.30 for each year per year from May 31, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation. Series B shares are on parity with Series A shares.

(5) INCOME TAXES

     Prior to June 30, 1997 (incorporation), the Company operated as a division of XL Vision and as such was not directly subject to income taxes. The results of the Company's operations are included in the consolidated income tax return of XL Vision for the period from May 1, 1997 through June 30, 1997. The Company's net operating loss carryforward of approximately $2,824,000 was generated for losses incurred only during the period from June 30, 1997 (incorporation) through December 31, 1997. This tax carryforward is available to offset future taxable income through 2012. Because the Company is a development stage enterprise, deferred tax benefits generated by deferred tax assets are offset by a corresponding valuation allowance.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

(5) INCOME TAXES -- (CONTINUED)
     Significant components of the Company's deferred income tax assets and liability are as follows:


                                                             DECEMBER 31,
                                                                 1997
                                                             ------------
Deferred tax assets:
  Net operating loss carryforward......................       $  960,161
  Intangible assets....................................           69,275
  Accrued liabilities..................................           12,889
                                                              ----------
     Deferred tax assets...............................        1,042,325
Deferred tax liability:
  Depreciation.........................................           (5,950)
                                                              ----------
     Total.............................................        1,036,375
Less valuation allowance for deferred tax assets.......       (1,036,375)
                                                              ----------
     Deferred tax asset  (liability), net..............       $       --
                                                              ==========

     The difference between the "expected" tax benefit (computed by applying the federal corporate income rate of 34% to the loss before income taxes) and the actual tax benefit is primarily due to the effect of the valuation allowance.

(6) STOCK PLAN

     In September 1997, the Company adopted an equity compensation plan (the "Plan") pursuant to which the Company's Board of Directors may grant shares of common stock or options to acquire common stock to certain directors, advisors and employees. The Plan authorizes grants of shares or options to purchase up to 1,625,000 shares of authorized but unissued common stock. Stock options granted have a maximum of ten year terms and have vesting schedules which are at the discretion of the Company and determined on the effective date of the grant.

     A total of 750,000 shares were granted to officers as compensation out of the Plan in 1997.

     A summary of option transactions follows:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                            RANGE OF    WEIGHTED    REMAINING
                                                            EXERCISE    AVERAGE    CONTRACTUAL
                                                             PRICES     EXERCISE      LIFE
                                                 SHARES    PER SHARE     PRICE     (IN YEARS)
                                                --------   ----------   --------   -----------
Balance outstanding June 30, 1997
  (incorporation).............................        --   $       --    $  --
  Granted.....................................   286,250          .80      .80
                                                --------
Balance outstanding December 31, 1997.........   286,250   $      .80    $ .80        9.92
                                                ========   ==========    =====        ====
  Granted.....................................   122,675   $     1.00    $1.00
  Canceled....................................  (125,000)         .80      .80
                                                --------
Balance outstanding March 31, 1998............   283,925   $ .80-1.00    $ .89        9.77
                                                ========   ==========    =====        ====

     At December 31, 1997 and March 31, 1998, no shares were exercisable.

     At December 31, 1997 and March 31, 1998, 588,750 and 591,075 shares were available for grant under the Plan, respectively.

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

(6) STOCK PLAN -- (CONTINUED)
     The per share weighted-average fair value of stock options granted during 1997 was $-0- on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 5.94%, and an expected life of 6.75 years. No volatility was assumed due to the use of the Minimum Value Method of computation for options issued by the Company prior to becoming a public entity as prescribed by SFAS No. 123.

     All stock options granted through December 31, 1997 have been granted to directors or employees. The Company applies APB Opinion No. 25 for issuances to directors and employees in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would not have increased since the exercise price of the options was significantly greater than the fair market values on the dates of the grants.

(7) RELATED PARTY TRANSACTIONS

     Prior to January 1998, personnel and other administrative services were provided by XL Vision and allocated to Who? Vision. Effective January 1, 1998, the Company entered into an administrative services agreement with XL Vision which allows for administrative charges based upon predetermined rates and actual hours incurred. Administrative service fees incurred between May 1, 1997 (inception) and December 31, 1997 and for the three months ended March 31, 1998 were approximately $420,000 and $171,000, respectively.

     As of December 31, 1997 and March 31, 1998, the Company owed XL Vision $2,728,448 and $6,156,966, respectively. The advances from XL Vision as of December 31, 1997 were made pursuant to a loan agreement entered into in November 1997 and as of March 31, 1998 were made pursuant to such loan agreement and a note payable issued on January 14, 1998. The loan agreement bears interest at prime plus 1% (9.5% at December 31, 1997 and March 1998). The note payable bears interest at 7%. Intercompany interest charges for the period from May 1, 1997 (inception) through June 29, 1997, the period from June 30, 1997 (incorporation) through December 31, 1997 and the three months ended March 31, 1998 were $1,216, $74,499 and $154,793, respectively.

     The average outstanding balance due to XL Vision for the period from May 1, 1997 (inception) through June 29, 1997, the period from June 30, 1997 (incorporation) to December 31, 1997 and the three months ended March 31, 1998 was $51,980, $1,563,845 and $8,110,304, respectively. An analysis of amounts due to XL Vision is summarized as follows:


Amounts due to XL Vision at May 1, 1997.....................      $        --
  Allocation of costs and funding of working capital to the
     Company................................................          125,698
  Consideration for 1,250 shares of common stock at June 30,
     1997...................................................              (10)
                                                                  -----------
Amount due to XL Vision at June 30, 1997 (incorporation)....          125,688
  Allocation of costs and funding of working capital to the
     Company................................................        2,856,157
  Consideration for 4,223,281 shares of common stock issued
     to XL Vision...........................................         (253,397)
                                                                  -----------
Amounts due to XL Vision at December 31, 1997...............        2,728,448
  Allocation of costs and funding of working capital to the
     Company................................................        1,687,399
  Transfer of technology (note 10)..........................       10,000,000
  Cash transferred to XL Vision.............................       (8,258,881)
                                                                  -----------
Amounts due to XL Vision at March 31, 1998..................      $ 6,156,966
                                                                  ===========

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

(8) COMMITMENTS AND CONTINGENCIES

     Agreement with The Phoenix Group, Inc. On November 5, 1997, the Company entered into a software license agreement with The Phoenix Group, Inc. The agreement provides for the Company to buy up to a total of 55.1 million licenses through December 31, 2002 with one year renewal terms thereafter. The agreement includes an upfront payment of $200,000 and issuance of 62,500 shares (at $.06 per common share) of the Company's common stock. As a result of this agreement, the Company recognized $203,750 of research and development expenses for the period from June 30, 1997 (incorporation) through December 31, 1997.

     The agreement also contains a provision which requires the Company to issue additional common stock to The Phoenix Group, Inc. equal to one-half of one percent (0.5%) of the number of issued and outstanding shares of the Company's common and preferred stock that exceeds 12,500,000 shares. During the three months ended March 31, 1998, there were 3,667 additional shares issuable to The Phoenix Group, Inc. based upon this provision. The Company recognized expense of $917 related to the issuance of these shares as additional research and development expense.

     Voluntary Employee Savings 401(k) Plan. The Company established a voluntary employee savings 401(k) plan in 1997 which is available to all full-time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company's matching contributions were approximately $14,000 for the period from May 1, 1997 (inception) through December 31, 1997.

(9) STOCK SPLIT

     On January 14, 1998, the Company authorized a five-for-four common stock split. Stock options outstanding and common shares outstanding have been adjusted to retroactively reflect the effect of this stock split.

(10) SUBSEQUENT EVENTS

     Lease Commitment. On January 8, 1998, the Company entered into a five year lease for office space beginning May 18, 1998. The lease provides for a monthly base rent of approximately $20,000 and for allocations of direct expense charges for building upkeep, maintenance and property taxes.

     Technology Fee. On January 14, 1998, the Company entered into an agreement with XL Vision for the transfer of certain technology that will be used by the Company in the sale of its products for $10,000,000. The Company expensed the cost of this technology as research and development expense during the three months ended March 31, 1998.

     Initial Public Offering. On April 21, 1998, the Company's Board of Directors authorized the filing of a registration statement on Form S-1. The IPO will be conducted as a rights offering primarily to Safeguard's stockholders and will result in the expected sale of 6,500,000 new shares of common stock.

     Equity. The Company sold 8,258,881 shares of convertible Series A preferred stock in an offering based upon a private placement memorandum dated January 14, 1998 for $1.00 per share.

     On May 21, 1998, the Company authorized an additional 5,000,000 shares of preferred stock which were not designated, an additional 20,000,000 shares of common stock and an increase of 300,000 shares in the Company's equity compensation plan to 1,925,000 shares in the aggregate (note 6).

                           WHO? VISION SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
  INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 IS UNAUDITED

(10) SUBSEQUENT EVENTS -- (CONTINUED)

     In May 1998, the Compensation Committee of the board of directors of the Company approved the exercise of outstanding stock options for certain executives of the Company prior to their scheduled vesting date. Any shares issued pursuant to an exercise prior to the scheduled vesting date is subject to restrictions on transfer until such shares are vested, and in the event the executive ceases to be employed by the Company prior to vesting of the shares obtained upon exercise, the Company may repurchase any unvested shares at the lesser of the exercise price and the then fair value of the common shares.

     Between May 21 and June 3, 1998, the Company designated 1,400,000 shares of preferred stock as Series B and sold those shares for $3.00 per share.

     On June 16, 1998, the Company authorized an additional increase in the Plan of 475,000 shares to 2,400,000 shares in the aggregate.

     Management Services Fee. Effective May 18, 1998, the Company entered into an agreement which requires accrual of a management services fee based upon a percentage of gross revenues. The fee for administrative support services, including management consultation, investor relations, legal services and tax planning, is payable monthly to XL Vision and Safeguard Scientifics, Inc., the majority shareholder of XL Vision, based upon an aggregate of 1.5% of gross revenues subject to an annual minimum of $100,000 and an annual limit of $300,000. The fee is only payable in months during which the Company has achieved positive cash flow from operations. The agreement extends through May 18, 2003 and continues thereafter unless terminated by any party.

     Major Suppliers and Distributors. On July 1, 1998 and July 16, 1998, the Company finalized agreements with two Taiwanese companies, Silitek Corporation and SPOT Technology, Inc., respectively, to serve as contract manufacturers of the Company's products.


     On July 1, 1998, July 16, 1998 and July 9, 1998, respectively, the Company finalized separate agreements with two Taiwanese companies, Silitek Corporation and SPOT, Inc., a subsidiary of Mag Technology Co., Ltd., and a related party, Integrated Visions, Inc. Pursuant to these agreements, these companies will purchase products from the Company and integrate them into other products to be sold through various channels.

                             [GRAPHIC APPEARS HERE]

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.
                         ------------------------------

                                TABLE OF CONTENTS

                                                          PAGE
                                                          ----

                  Prospectus Summary...................      3
                  Risk Factors.........................      8
                  The Offering.........................     18
                  Federal Income Tax Consequences......     22
                  Use of Proceeds......................     23
                  Dividend Policy......................     23
                  Capitalization.......................     24
                  Dilution.............................     25
                  Selected Financial Data..............     26
                  Management's Discussion and Analysis
                    of Financial Condition and Results
                    of Operations......................     27
                  Business.............................     30
                  Management...........................     43
                  Certain Transactions.................     49
                  Principal and Selling Stockholders...     51
                  Description of Capital Stock.........     53
                  Shares Eligible for Future Sale......     55
                  Underwriting.........................     57
                  Legal Matters........................     59
                  Experts..............................     59
                  Additional Information...............     59
                  Index to Financial Statements........    F-1

                         ------------------------------

     UNTIL               , 1998 (25 DAYS AFTER THE EXPIRATION DATE), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                6,825,000 SHARES

                             (AND RIGHTS TO ACQUIRE
                        UP TO 6,500,000 OF SUCH SHARES)

                                  WHO? VISION
                                 SYSTEMS, INC.

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              ROBERT W. BAIRD & CO.
                                  INCORPORATED

                                          , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

     The expenses (other than underwriting discounts and commissions and the underwriter's non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:

Securities and Exchange Commission registration fee.........  $11,026.00
NASD filing fee.............................................    4,237.50
Nasdaq filing fee...........................................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Blue Sky fees and expenses (including legal fees)...........           *
Transfer agent and rights agent and registrar fees and
  expenses..................................................           *
Miscellaneous...............................................           *
                                                              ----------
        Total...............................................  $        *

------------------
* To be filed by amendment

     All expenses are estimated except for the SEC fee and the NASD fee.

ITEM 14.  Indemnification of Directors and Officers

     The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's By-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant's By-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

     The Standby Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to Section 8 of the form of Standby Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

ITEM 15.  Recent Sales of Unregistered Securities

     In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

     Since its inception, the Company has issued to employees and certain other persons (i) an aggregate of 5,122,698, shares of Common Stock, including 825,000 shares issued pursuant to the Company's 1997 Equity Compensation Plan, (ii) an aggregate of 8,258,881 shares of Series A Preferred Stock, at a price of $1.00 per share and (iii) an aggregate of 1,400,000 shares of Series B Preferred Stock, at a price of $3.00 per share. All of such sales were made under the exemption from registration provided under Section 4(2) of the Act.

     Pursuant to the Company's 1997 Equity Compensation Plan, the Company has granted since inception (i) options to purchase a total of 706,425 shares of Common Stock at a weighted average exercise price of $1.50 per share and (ii) 750,000 shares of restricted Common Stock to its employees and certain other persons. Options for 75,000 shares have been exercised. For a more detailed description of the Company's Equity Compensation Plan, see "Management -- Equity Compensation Plan" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, the Company is relying upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Act.

ITEM 16.  Exhibits and Financial Statement Schedules

     (a) EXHIBITS:

EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------
     1.1        Form of Standby Underwriting Agreement.#
     3.1        Amended and Restated Certificate of Incorporation of the
                Company.*
     3.2        Amended and Restated By-laws of the Company.*
     5.1        Opinion of Morgan, Lewis & Bockius LLP.#
     8.1 Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.#
     10.1       1997 Equity Compensation Plan of the Company.*
     10.2 Lease Agreement, dated as of January 8, 1998, between the Company and Olen Properties Corp.*
     10.3 Manufacturing Agreement, dated as of July 16, 1998, between the Company and SPOT Technology, Inc.+
     10.4 Distribution Agreement, dated as of July 16, 1998, between the Company and SPOT, Inc.+
     10.5 Manufacturing Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.+
     10.6 Distribution Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.+
     10.7 Administrative Services Agreement, dated as of May 21, 1998, among the Company, XL Vision, and Safeguard.*
     10.8 Direct Charge Administrative Services Agreement, dated as of December 9, 1997, between the Company and XL Vision.*
     10.9 Value Added Reseller Agreement, dated as of July 9, 1998, between the Company and Integrated Visions.+
     21.1       Subsidiaries of the Registrant.*
     23.1       Consent of KPMG Peat Marwick LLP*
     23.2       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 5.1).#
     23.3       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 8.1).#
     24.1       Power of Attorney (included on signature page).#
     27.1       Financial Data Schedule.*

------------------
* Filed herewith.

# To be filed by amendment.

+ Confidential Treatment Requested. The entire agreement will be filed by amendment and separately with the Securities and Exchange Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, California on July 16, 1998.

                                          WHO? VISION SYSTEMS, INC.

                                          By: /s/  ALEXANDER G. DICKINSON
                                              ----------------------------------
                                              Alexander G. Dickinson, Ph.D.
                                              Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander G. Dickinson and James W. Kerrigan or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                             TITLE                          DATE
          ---------                             -----                          ----
/s/ ALEXANDER G. DICKINSON     Chief Executive Officer and Director          July 16, 1998
-----------------------------  (Principal Executive Officer)
Alexander G. Dickinson, Ph.D.

/s/ JAMES W. KERRIGAN          Chief Financial Officer (Principal            July 16, 1998
-----------------------------  Financial and Accounting Officer)
James W. Kerrigan

/s/ JOHN S. SCOTT              Chairman of the Board                         July 16, 1998
-----------------------------
John S. Scott, Ph.D.

/s/ EDWARD ANDERSON            Director                                      July 16, 1998
-----------------------------
Edward Anderson

/s/ CHARLES A. ROOT            Director                                      July 16, 1998
-----------------------------
Charles A. Root

/s/ WALTER W. BUCKLEY, III     Director                                      July 16, 1998
-----------------------------
Walter W. Buckley, III

/s/ JAMES IONSON               Director                                      July 16, 1998
-----------------------------
James Ionson

/s/ ALEX W. HART               Director                                      July 16, 1998
-----------------------------
Alex W. Hart

/s/ CHRISTOPHER MOLLER         Director                                      July 16, 1998
-----------------------------
Christopher Moller

                                 EXHIBIT INDEX


EXHIBIT NUMBER                          DESCRIPTION                           PAGE NO.
--------------                          -----------                           --------
     1.1        Form of Standby Underwriting Agreement.#

     3.1        Amended and Restated Certificate of Incorporation of the
                Company.*

     3.2        Amended and Restated By-laws of the Company.*

     5.1        Opinion of Morgan, Lewis & Bockius LLP.#

     8.1 Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.#

     10.1       1997 Equity Compensation Plan of the Company.*

     10.2       Lease Agreement, dated as of January 8, 1998, between the
                Company and Olen Properties Corp.*

     10.3 Manufacturing Agreement, dated as of July 16, 1998, between the Company and SPOT Technology, Inc.+

     10.4 Distribution Agreement, dated as of July 16, 1998, between the Company and SPOT, Inc.+

     10.5 Manufacturing Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.+

     10.6 Distribution Agreement, dated as of July 1, 1998, between the Company and Silitek Corporation.+

     10.7 Administrative Services Agreement, dated as of May 21, 1998, among the Company, XL Vision, and Safeguard.*

     10.8       Direct Charge Administrative Services Agreement, dated as of
                December 9, 1997, between the Company and XL Vision.*

     10.9 Value Added Reseller Agreement, dated as of July 9, 1998, between the Company and Integrated Visions.+

     21.1       Subsidiaries of the Registrant.*

     23.1       Consent of KPMG Peat Marwick LLP*

     23.2       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 5.1).#

     23.3       Consent of Morgan, Lewis & Bockius LLP (to be included in
                Exhibit 8.1).#

     24.1       Power of Attorney (included on signature page).#

     27.1       Financial Data Schedule.*

------------------

*    Filed herewith.

#    To be filed by amendment.

+ Confidential treatment requested. The entire agreement will be filed separately with the Securities and Exchange Commission.